                                                                     EXHIBIT 2.3

                              COMBINATION AGREEMENT

                                  By and Among

                            EMOBILE DATA CORPORATION,

                                   MARC JONES,

                              EMD COMBINATION, INC.

                                       and

                                   ITRON, INC.

                                 August 30, 2002

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
                                    CONTENTS
ARTICLE I DEFINITIONS................................................................ 2

ARTICLE II THE AMALGAMATION.......................................................... 9
 2.1   The Amalgamation.............................................................. 9
 2.2   Effective Time and Closing.................................................... 9
 2.3   Effects of the Amalgamation...................................................10
 2.4   Articles of Amalgamation and Bylaws...........................................10
 2.5   Directors and Officers........................................................10

ARTICLE III EFFECT OF THE Amalgamation ON THE SHARE CAPITAL OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES...................................11
 3.1   Effect on Capital.............................................................11
       (a)      Conversion of Combination Company Shares.............................11
       (b)      Cancellation of Company Treasury Shares..............................11
       (c)      Conversion of Company Common Shares..................................11
       (d)      Deposit of Indemnification Escrowed Funds............................12
       (e)      Deposit of Adjustment Escrowed Funds.................................12
       (f)      Net Working Capital Adjustment.......................................12
 3.2   Exchange of Certificates......................................................15
       (a)      Exchange Agent.......................................................15
       (b)      Payment of Amalgamation Consideration................................15
       (c)      Exchange Procedure Following the Effective Time of the Amalgamation..15
       (d)      Payments with Respect to Unexchanged Company Common Shares...........16
       (e)      No Further Ownership Rights in Company Common Shares.................16
       (f)      Lost, Stolen or Destroyed Certificates...............................16
 3.3   Stock Transfer Books..........................................................16
 3.4   Certain Adjustments...........................................................16

ARTICLE IV REPRESENTATIONS AND WARRANTIES............................................17
 4.1   Representations and Warranties of the Company.................................17
       (a)      Organization; Standing and Power; Subsidiaries; CharterDocuments.....17
       (b)      Capital Structure....................................................18
       (c)      Authority; Non-contravention.........................................18
       (d)      Material Contracts...................................................19
       (e)      Absence of Certain Changes or Events.................................21
       (f)      Brokers..............................................................23
       (g)      Litigation...........................................................23
       (h)      Financial Statements.................................................23
       (i)      Taxes................................................................24
       (j)      Compliance with Laws.................................................26
       (k)      Intellectual Property................................................26
       (l)      No Default...........................................................29
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                                      -i-

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
       (m)      Transactions With Affiliates.........................................29
       (n)      Employee Benefit Matters.............................................30
       (o)      Employment Matters...................................................32
       (p)      Environmental Matters................................................32
       (q)      Title to and Condition of Properties.................................33
       (r)      Undisclosed Liabilities..............................................33
       (s)      Insurance............................................................33
       (t)      Absence of Questionable Payments.....................................34
       (u)      Bank Accounts........................................................34
       (v)      Government Contracts.................................................34
       (w)      Orders; Commitments; Warranties and Returns..........................34
       (x)      Accounts Receivable..................................................35
       (y)      Limited Operations of Floridaco......................................35
       (z)      No Liabilities for Public Relations..................................35
 4.2   Representations and Warranties of Itron and the Combination Company...........35
       (a)      Organization; Standing and Power.....................................35
       (b)      Combination Company Capital Structure................................36
       (c)      Authority; Non-Contravention.........................................36
       (d)      Brokers..............................................................37
       (e)      No Implied Warranties................................................37

ARTICLE V COVENANTS OF THE COMPANY...................................................37
 5.1   Conduct of Business...........................................................38
 5.2   Dividends; Changes in Capital Stock...........................................38
 5.3   Issuance of Securities........................................................39
 5.4   Governing Documents...........................................................39
 5.5   No Acquisitions...............................................................39
 5.6   No Dispositions...............................................................39
 5.7   Indebtedness..................................................................39
 5.8   Claims........................................................................39
 5.9   Other Actions.................................................................40
 5.10  Consents......................................................................40

ARTICLE VI ADDITIONAL AGREEMENTS.....................................................40
 6.1   Approval Process..............................................................40
       (a)      Implementation Steps by the Company..................................40
       (b)      Information Statement................................................40
       (c)      Shareholders' Representatives........................................41
       (d)      Preparation of Filings...............................................42
 6.2   Access to Information; Confidentiality........................................43
 6.3   Commercially Reasonable Efforts; Notification.................................43
 6.4   Fees and Expenses.............................................................44
 6.5   Public Announcements..........................................................44
 6.6   Agreement to Defend...........................................................45
 6.7   Other Actions.................................................................45
 6.8   The Combination Company and the Surviving Corporation.........................45
 6.9   Employee Matters..............................................................45
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                                      -ii-

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
 6.10  Tax Matters...................................................................45
 6.11  Itron Consents................................................................46

ARTICLE VII CONDITIONS PRECEDENT.....................................................46
 7.1   Conditions to Each Party's Obligation to Effect the Amalgamation..............46
       (a)      Governmental Entity Approvals........................................46
       (b)      No Injunctions or Restraints.........................................46
       (c)      Securities Filings...................................................47
       (d)      Consent of Itron's Lender............................................47
 7.2   Conditions of Itron...........................................................47
       (a)      Support Agreements...................................................47
       (b)      Compliance...........................................................47
       (c)      Certifications.......................................................47
       (d)      Representations and Warranties True..................................48
       (e)      Consents; Related Matters............................................48
       (f)      Company Counsel Opinion..............................................48
       (g)      No Litigation........................................................48
       (h)      Indemnification Escrow Agreement.....................................49
       (i)      Adjustment Escrow Agreement..........................................49
       (j)      Termination of Certain Agreements....................................49
       (k)      Exercise or Termination of Warrants and Stock Purchase Rights;
                Conversion of Convertible Securities.................................49
       (l)      No Material Adverse Effect...........................................49
       (m)      Due Diligence........................................................49
       (n)      Limited Dissent......................................................49
       (o)      NRC Loan Acknowledgement.............................................50
 7.3   Conditions of the Company.....................................................50
       (a)      Compliance...........................................................50
       (b)      Certifications.......................................................50
       (c)      Representations and Warranties True..................................50
       (d)      Itron Counsel Opinion................................................51
       (e)      No Litigation........................................................51
       (f)      No Material Adverse Effect...........................................51

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER.......................................51
 8.1   Termination...................................................................51
 8.2   Effect of Termination.........................................................52
 8.3   Amendment.....................................................................53
 8.4   Extension; Waiver.............................................................53
 8.5   Procedure for Termination, Amendment, Extension or Waiver.....................53

ARTICLE IX NO SOLICITATION; BOARD FIDUCIARY DUTY.....................................53
 9.1   No Solicitation...............................................................53
 9.2   Termination of Current Discussions............................................54
 9.3   Notice by the Company of Superior Proposal Determination......................54
 9.4   Recommendation................................................................55
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                                      -iii-

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
ARTICLE X INDEMNIFICATION............................................................56
 10.1  Indemnification by Jones......................................................56
 10.2  Indemnification by Itron......................................................56
 10.3  Claims Between the Parties....................................................56
       (a)      Notice of Claims.....................................................56
       (b)      Resolution of Claims.................................................57
 10.4  Third Party Claims............................................................58
 10.5  Time Limit....................................................................59
 10.6  Limitations...................................................................60

ARTICLE XI GENERAL PROVISIONS........................................................60
 11.1  Survival of Representations and Warranties....................................60
 11.2  Notices.......................................................................60
 11.3  Interpretation................................................................61
 11.4  Counterparts; Facsimile Execution.............................................61
 11.5  Entire Agreement; No Third-Party Beneficiaries Except the Company
       Shareholders..................................................................62
 11.6  Governing Law; Venue..........................................................62
 11.7  Assignment....................................................................62
 11.8  Enforcement of this Agreement.................................................62
 11.9  Severability..................................................................62
 11.10 Time of Essence...............................................................63
 11.11 Exhibits......................................................................63

                              COMBINATION AGREEMENT

         THIS COMBINATION AGREEMENT, dated as of August 30, 2002 (this "Agreement"), is by and among EMOBILE DATA CORPORATION, a Yukon corporation (the "Company"), MARC JONES, President and CEO of the Company ("Jones"), EMD COMBINATION, INC., a Yukon corporation and wholly-owned subsidiary of Itron (the "Combination Company"), and ITRON, INC., a Washington corporation ("Itron").

                                    RECITALS

         A. The parties hereto desire to consummate an amalgamation whereby the Combination Company will be amalgamated with and into the Company (the "Amalgamation"), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Yukon Business Corporations Act, as amended (the "YBCA"), whereby the Company Shareholders will receive redeemable shares of the Surviving Corporation and such shares will be immediately redeemed for an aggregate cash consideration of US$6,200,000 in accordance with this Agreement.

         B. The respective Boards of Directors of Itron, the Combination Company and the Company have reviewed and approve of the terms of the Amalgamation.

         C. Concurrently with the execution of this Agreement, each Company Shareholder who is also an employee of the Company will consent to and approve the Amalgamation and will enter into agreements whereby each of them will support the Amalgamation and grant a proxy to Itron for purposes of voting their respective interests in the Company at any Company shareholders' meeting or any consent or other corporate action in lieu of shareholders' meeting regarding the Amalgamation.

         D. The parties hereto have agreed that, as security for the indemnification provided hereunder by Jones, to Itron, a cash escrow (the "Indemnification Escrow") in the amount of Five Hundred Thousand American Dollars (US$500,000) shall be established in accordance with the terms and conditions of the Indemnification Escrow Agreement attached hereto as Exhibit A (the "Indemnification Escrow Agreement"), with such escrow funds to be provided by Jones.

         E. The parties hereto have also agreed that, as security for a post-closing adjustment in the amount of Amalgamation Consideration to be received by the Company Shareholders, equal to the amount by which the net working capital of the Company at the Effective Time of the Amalgamation is more than CDN$1.5 million less than the net working capital of the Company at March 31, 2002, a cash escrow (the "Adjustment Escrow") in the amount of Four Hundred and Fifty Thousand American Dollars (US$450,000) shall be established in accordance with the terms and conditions of the Adjustment Escrow Agreement attached hereto as Exhibit B (the "Adjustment Escrow Agreement").

         F. Itron, the Combination Company and the Company desire to make certain representations, warranties and agreements in connection with the Amalgamation and also to prescribe various conditions to the Amalgamation.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                                    AGREEMENT

                                    ARTICLE I
                                   DEFINITIONS

         For purposes of this Agreement, unless otherwise defined herein, capitalized terms and terms listed herein shall have the following meanings:

         "Accounting Arbitrator" shall mean the independent accounting firm to be mutually designed by the Shareholder Representative and Itron from time to time as necessary pursuant to Section 3.1(f)

         "Accounts" shall have the meaning as given in Section 4.1(x).

         "Adjustment Escrow" shall have the meaning as given in the Recitals hereto.

         "Adjustment Escrow Agent" shall have the meaning as given in Section 3.1(e).

         "Adjustment Escrow Agreement" shall have the meaning as given in the Recitals hereto.

         "Adjustment Escrow Amount" shall have the meaning as given in Section 3.1(f).

         "Affiliate" shall mean, with respect to any Person, (i) any Person who is a director, executive officer or the equivalent of that Person, (ii) any Person who directly or indirectly holds a ten percent (10%) or greater equity position in that Person, whether through shares, partnership interests, limited liability company interests, or otherwise, (iii) any Person in whom that Person holds, directly or indirectly, a ten percent (10%) or greater equity position, whether through shares, partnership interests, limited liability company interests, or otherwise, and (iv) any Person that controls that Person or any Person controlled by that Person, in either case directly or indirectly.

         "Agreement" shall have the meaning as given in the Preamble hereto.

         "Amalgamation" shall have the meaning as given in the Recitals hereto.

         "Amalgamation Agreement" shall mean the amalgamation agreement substantially in the form and content of Exhibit C hereto and any amendments or variations thereto made in accordance therewith.

         "Amalgamation Consideration" shall have the meaning as given in Section 3.1(c).

         "Amalgamation Filings" shall have the meaning as given in Section 2.2.

         "Amalgamation Resolution" shall mean the resolutions of the Company Shareholders to be substantially in the form and content of Exhibit E hereto;

         "Application Software" shall have the meaning as given in Section
4.1(k).

         "Articles of Amalgamation" shall mean the articles of amalgamation of the Surviving Corporation, which shall set forth the rights, privileges, restrictions and conditions attaching to each class of shares of the Surviving Corporation substantially in the form and content of Schedule 1 to the Amalgamation Agreement.

         "Assets" shall mean all of the properties and assets owned, leased, or licensed by the Company, except for the Leased Premises, whether personal or mixed, tangible or intangible, wherever located.

         "Business Condition" with respect to any entity shall mean the business, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or other), results of operations (without giving effect to the consequences of the Amalgamation contemplated by this Agreement) or prospects of such entity and any of its subsidiaries, taken as a whole.

         "Business Day" shall mean a day other than a Saturday, a Sunday, or a day on which banks in Spokane, Washington or Vancouver, British Columbia are permitted or required by law to close.

         "Certificate" shall have the meaning as given in Section 3.2(c).

         "Claim Notice" shall mean a written notice in reasonable detail of the facts and circumstances that form the basis of an indemnification claim hereunder and setting forth an estimated range or amount of the potential Losses, if possible, and the sections of this Agreement upon which the claim for indemnification for such Losses is based.

         "Closing" shall have the meaning as given in Section 2.2.

         "Closing Date" shall have the meaning as given in Section 2.2.

         "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

         "Combination Company" shall mean EMD Combination, Inc., a Yukon corporation.

         "Common Share Number" shall have the meaning as given in Section
3.1(c).

         "Company" shall mean eMobile Data Corporation, a Yukon corporation.

         "Company Common Shares" shall have the meaning as given in Section 4.1(b).

         "Company Disclosure Schedule" shall mean a document referring specifically to the representations and warranties in this Agreement that is delivered by the Company to Itron prior to the execution of this Agreement.

         "Company Intellectual Property Registrations" shall have the meaning as given in Section 4.1(k).

         "Company Intellectual Property Rights" shall have the meaning as given in Section 4.1(k).

         "Company's Knowledge" shall mean the actual knowledge, with an obligation to conduct a reasonable inquiry, of Marc Jones, Per Tveita and John Lam.

         "Company Options" shall mean the Company Common Share purchase options granted under the Company Stock Option Plan, or under any predecessor plan or arrangement under which Company Options were granted to employees, officers, directors and consultants of the Company as set out in the Company Disclosure Schedule.

         "Company Permits" shall have the meaning as given in Section 4.1(j).

         "Company Regulatory Approvals" shall mean the approval of the TSX Venture Exchange to the Amalgamation and the transactions contemplated thereby.

         "Company Representative" shall mean any director, officer, agent, employee, affiliate, attorney, accountant, financial advisor or other representative of the Company or its Affiliates.

         "Company Shareholders" shall mean persons individuals holding Company Shares as of the Closing Date.

         "Company Shares" shall mean the issued and outstanding shares of share capital of the Company as of the Closing Date.

         "Company Stock Option Plan" shall have the meaning as given in Section 4.1(b).

         "Company Technology" shall have the meaning as given in Section 4.1(k).

         "Company Warrants" shall mean the warrants of the Company exercisable for Company Common Shares as set out in the Company Disclosure Schedule.

         "Confidentiality Agreement" shall have the meaning as given in Section 6.2(a).

         "Consent" shall mean a consent, approval, Order, or authorization of, or registration, declaration, or filing with, or exemption by any third party, including without limitation, by any Governmental Entity.

         "Contractual Documents" shall have the meaning as given in Section 4.1(c).

         "Control" shall mean, with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Counternotice" shall mean a written objection to a claim or payment setting forth the basis for disputing such claim or payment.

         "Court" shall mean the Supreme Court of the Yukon Territory.

         "CPR Rules" shall have the meaning given in Section 10.3(b)(i).

         "Dissent Rights" shall have the meaning given in the Amalgamation Agreement.

         "Domain Names" shall have the meaning as given in Section 4.1(k).

         "Effective Date of the Amalgamation" shall mean the date shown on the certificate of amalgamation issued by the Registrar of Corporations pursuant to section 188 of the YBCA.

         "Effective Time of the Amalgamation" shall have the meaning as given in
Section 2.2.

         "Employee Benefit Plan" shall mean any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, stock purchase, stock option, restricted stock, phantom stock, stock appreciation rights, fringe benefit or other employee benefit plan, fund, policy, program, contract, arrangement or payroll practice of any kind, whether written or oral, qualified or nonqualified, funded or unfunded, or domestic or foreign, (a) that (i) is sponsored, maintained or contributed to by the Company or to which the Company is a party and that covers or benefits any current or former officer, employee, agent, director or independent contractor of the Company (or any dependent or beneficiary of any such individual), or (b) with respect to which the Company has (or could have) any obligation or liability.

         "Estimated Net Working Capital Adjustment" shall have the meaning as given in Section 3.1(f)(i).

         "Exchange Agent" shall have the meaning as given in Section 3.2(a).

         "Final Closing Statement" shall have the meaning as given in Section 3.1(f).

         "Final NWCA Decrease" shall have the meaning as given in Section 3.1(f)(vi).

         "Final NWCA Increase" shall have the meaning as given in Section 3.1(f)(iv).

         "Final NWCA Determination" shall have the meaning as given in Section 3.1(f)(iv).

         "Final NWCA Payment" shall have the meaning as given in Section 3.1(f)(iv).

         "Financial Statements" shall have the meaning as given in Section
4.1(h).

         "Floridaco" shall mean eMobile Data, Inc. a profit corporation incorporated under the laws of Florida.

         "GAAP" shall mean generally accepted accounting principles established by the Canadian Institute of Chartered Accountants.

         "GST" means the Goods and Services Tax under the Excise Tax Act (Canada), as amended.

         "Governmental Entity" shall mean an administrative agency, court, or commission or other governmental authority or instrumentality, whether domestic or foreign.

         "Income Tax Act" means the Income Tax Act (Canada), as amended.

         "Indemnification Escrow" shall have the meaning as given in the Recitals hereto.

         "Indemnification Escrow Agent" shall have the meaning as given in
Section 3.1(d).

         "Indemnification Escrow Agreement" shall have the meaning as given in the Recitals hereto.

         "Information Statement" shall mean the management information circular of the Company in connection with the Meeting, including the schedules thereto.

         "IRS" shall mean the United States Internal Revenue Service.

         "Itron" shall mean Itron, Inc., a Washington corporation.

         "Itron Accountants" shall have the meaning as given in Section 3.1(f)(ii).

         "Itron's Knowledge" shall mean the actual knowledge, after a reasonable inquiry, of: LeRoy Nosbaum, David Remington and Russell Fairbanks.

         "Jones" shall mean Marc Jones, President and CEO of the Company.

         "Laws" shall mean all statutes, regulations, statutory rules, orders, and terms and conditions of any grant of approval, permission, authority or license of any court, Governmental Entity, statutory body (including the TSX Venture Exchange) or self-regulatory authority, and the term "applicable" with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and have been created or otherwise provided for by a Governmental Entity having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities.

         "Leased Premises" shall mean all parcels of real estate subject to leases to which the Company is a party as a lessee as identified on Section 4.1(d) of the Company Disclosure Schedule.

         "Losses" shall mean actual losses, damages, liabilities, claims, judgments, settlements, fines, costs, and expenses (including reasonable attorneys' fees) of any kind, minus: (i) any insurance proceeds received (less the fees and expenses incurred to obtain such proceeds) from a third party insurer (other than under insurance that is retrospectively rated or that is the economic equivalent of self-insurance); and (ii) any actual recovery from third parties (less the fees and expenses incurred to obtain such proceeds); provided, however, that "Losses" shall not include any indirect and/or consequential losses or damages of any kind incurred by Itron but shall include indirect and/or consequential losses or damages claimed by a third party and; provided, further, that in no event shall "Losses" include the absence of or failure to realize any Tax benefit or failure to receive any Tax refund pending as of the date hereof.

         "Material Adverse Effect" shall mean, with respect to any entity or group of entities, any adverse effect individually or in the aggregate on the Business Condition of such entity or group of entities.

         "Material Contract" shall have the meaning as given in Section 4.1(d).

         "Meeting" shall have the meaning as given in the Amalgamation
Agreement.

         "NASD" shall mean the National Association of Securities Dealers, Inc.

         "Nasdaq" shall mean the Nasdaq National Market.

         "Net Working Capital Adjustment" shall have the meaning as given in
Section 3.1(f)(i).

         "NRC" shall have the meaning as given in Section 7.2(o).

         "NWCA Correction Amount" shall have the meaning as given in Section 3.1(f)(iii).

         "NWCA Dispute Notice" shall have the meaning as given in Section 3.1(f)(ii).

         "NWCA Overpayment" shall have the meaning as given in Section
3.1(f)(v).

         "NWCA Underpayment" shall have the meaning as given in Section 3.1(f)(vii).

         "Operative Documents" shall have the meaning as given in Section 4.1.

         "Order" shall mean a decree, judgment, injunction, ruling or other order of a Governmental Entity having jurisdiction.

         "Payment Certificate" shall mean a written claim for payment of Losses in reasonable detail and specifying the amount of such Losses.

         "Person" shall mean an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization or other entity.

         "Preliminary Closing Balance Sheet" shall have the meaning as given in
Section 3.1(f)(i).

         "Preliminary Closing Statement" shall have the meaning as given in
Section 3.1(f)(i).

         "Products" shall have the meaning as given in Section 4.1(k)(ii).

         "SEC" shall mean the United States Securities and Exchange Commission.

         "Securities Laws" shall mean the legislation in each province of Canada in which the Company is a "reporting issuer" or its equivalent that governs the distribution and trading of securities and the rules, regulations and published policies made thereunder, and the rules, by-laws and published policies of the TSX Venture Exchange, as now in effect and as they may be amended from time to time prior to the Effective Time of the Amalgamation.

         "Securities Regulatory Authorities" shall mean the securities regulatory authorities responsible for the administration of the Securities Laws.

         "Shareholders' Accountants" shall have the meaning as given in Section 3.1(f)(ii).

         "Shareholders' Representatives" shall have the meaning as given in
Section 6.1(c).

         "Subco" shall mean eMobile Data International Inc., a corporation incorporated under the laws of British Columbia.

         "Subsidiaries" shall mean Subco and Floridaco.

         "Superior Proposal" shall have the meaning as given in Section 9.1.

         "Support Agreement" shall have the meaning as given in Section 7.2(a).

         "Surviving Corporation" shall have the meaning as given in Section 2.1.

         "Surviving Corporation Preference Shares" shall mean the non-voting redeemable preference shares in the capital of the Surviving Corporation with the special rights and restrictions as set forth in the Amalgamation Agreement.

         "Takeover Proposal" shall have the meaning as given in Section 9.1.

         "Tax" and "Taxes" shall mean (a) domestic or foreign federal, state or local taxes, charges, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever (including, without limitation, any income, net income, gross income, receipts, windfall profit, severance, property, production, sales, use, business and occupation, license, excise, registration, franchise, employment, payroll, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, estimated, transaction, title, capital, paid-up capital, profits, occupation, premium, value-added, recording, real property, personal property, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax), (b) interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Return, and (c) liability in respect of any items described in clause (a) or (b) payable by reason of contract assumption, transferee liability, operation of law, or otherwise.

         "Tax Returns" shall mean any return, report or statement required to be filed with respect to any Tax (including any attachments thereto and any amendment thereof), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

         "Technology" shall have the meaning as given in Section 4.1(k).

         "Technology-Related Assets" shall have the meaning as given in Section 4.1(k).

         "Third Party Claim" shall have the meaning as given in Section 10.4(a).

         "Third Party Licenses" shall have the meaning as given in Section
         4.1(k).

         "Third Party Technologies" shall have the meaning as given in Section 4.1(k).

         "TSX Venture Exchange" shall mean the Toronto Stock Exchange Venture Exchange.

         "U.S. Securities Act" shall mean the United States Securities Act of 1933, as amended.

          "Voting Stock" shall mean any class or classes of share capital pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect a majority of the Board of Directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

         "YBCA" shall have the meaning as given in the Recitals hereto.

                                   ARTICLE II
                                THE AMALGAMATION

2.1             THE AMALGAMATION

         Upon the terms and subject to the conditions hereof and in accordance with the YBCA, the Combination Company shall be amalgamated with and into the Company at the Effective Time of the Amalgamation. Following the Amalgamation, the Combination Company and the Company shall continue as the surviving corporation (the "Surviving Corporation") and the Surviving Corporation shall succeed to and assume all the rights and obligations of the Combination Company and the Company in accordance with the YBCA.

2.2             EFFECTIVE TIME AND CLOSING

         As soon as practicable following the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Article VII, the Surviving Corporation shall file the Articles of Amalgamation and such other documents as required by the YBCA with respect to the Amalgamation (the "Amalgamation Filings") and other appropriate documents executed in accordance with the relevant provisions of the YBCA. The Amalgamation shall become effective at such time as the Amalgamation Filings are duly filed with the Registrar of Corporations under the YBCA, or at such later time as Itron and the Company shall agree should be specified in the filings (the time the Amalgamation becomes effective being the "Effective Time of the Amalgamation"). If the Registrar of Corporations under the YBCA requires any changes in the Amalgamation Filings as a condition to filing or to issuing its certificate to the effect that the Amalgamation is effective, Itron, the Combination Company and the Company will execute any necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement. The closing of the Amalgamation (the "Closing") shall take place at the offices of Fasken Martineau

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DuMoulin LLP, Suite 2100, 1075 West Georgia Street, Vancouver, BC V6E 3G2, on
the date as agreed by Itron and the Company (the "Closing Date").

2.3             EFFECTS OF THE AMALGAMATION

         The Amalgamation shall have the effects set forth herein and in the Amalgamation Agreement. If at any time after the Effective Time of the Amalgamation, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or otherwise are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, all rights, title and interests in all real estate and other property and all privileges, powers and franchises of the Company and the Combination Company, the Surviving Corporation and its proper officers and directors, in the name and on behalf of the Company and the Combination Company, shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company and the Combination Company or otherwise to take any and all such action.

2.4             ARTICLES OF AMALGAMATION AND BYLAWS

         (a) The Articles of Amalgamation of the Surviving Corporation shall set forth the rights, privileges, restrictions and conditions attaching to each class of shares of the Surviving Corporation as set forth in Schedule 1 to the Amalgamation Agreement attached hereto as Exhibit C. Thereafter, the Articles of Amalgamation of the Surviving Corporation may be changed or amended as provided therein or by applicable law.

         (b) The Bylaws of the Combination Company, as in effect immediately prior to the Effective Time of the Amalgamation as set forth in Exhibit D hereto, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

2.5             DIRECTORS AND OFFICERS

         The directors and officers of the Combination Company shall, from and after the Effective Time of the Amalgamation, be the directors and officers of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Amalgamation and Bylaws.

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                                  ARTICLE III
             EFFECT OF THE AMALGAMATION ON THE SHARE CAPITAL OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

3.1             EFFECT ON CAPITAL

         As of the Effective Time of the Amalgamation, by virtue of the Amalgamation and without any action on the part of the Company, the Combination Company, Itron or the holders of any of the following securities:

         (a)    CONVERSION OF COMBINATION COMPANY SHARES

         All shares of the Combination Company issued and outstanding immediately prior to the Effective Time of the Amalgamation shall, in the aggregate, be converted automatically into one common share of the Surviving Corporation as of the Effective Time of the Amalgamation.

         (b)    CANCELLATION OF COMPANY TREASURY SHARES

         All shares of the Company held in the treasury of the Company and each share of the Company owned by Itron immediately prior to the Effective Time of the Amalgamation, if any, shall be cancelled and extinguished as of the Effective Time of the Amalgamation, without any conversion thereof and no amount or other consideration shall be delivered or deliverable in exchange therefor.

         (c)    CONVERSION OF COMPANY COMMON SHARES

                (i) Each of the Company Common Shares issued and outstanding immediately prior to the Effective Time of the Amalgamation, other than those Company Common Shares that are cancelled as provided in Section 3.1(b) or for which Dissent Rights are perfected, upon the surrender of the certificates formerly representing such Company Common Shares pursuant to Section 3.2, shall be converted automatically into one Surviving Corporation Preference Share at the Effective Time.

                (ii) Each Surviving Corporation Preference Share will on the Effective Date of the Amalgamation be redeemed for:

                       (A) an amount of cash equal to Six Million Two Hundred Thousand American Dollars (US$6,200,000), less the aggregate amount to be paid to any Company Shareholders who perfect their Dissent Rights, provided, however, that if such amount has not been ascertained by the Closing Date, then less the aggregate amount otherwise payable to Company Shareholders who have delivered written notice of their intent to demand payment to the Company and have not voted in favor of the Amalgamation pursuant to their Dissent Rights, divided by

                       (B) the Common Share Number (defined below), rounded to ten decimal points (the "Amalgamation Consideration"), which Amalgamation Consideration shall be subject to adjustment as set forth in Section 3.1(c)
(iii) below. The "Common Share Number"

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shall mean the total number of Company Common Shares outstanding immediately prior to the Effective Time of the Amalgamation.

                (iii) Pursuant to Section 3.2(b), following adjustments for the Adjustment Escrow, as provided in Section 3.1(f), and, as to Jones, following further adjustment for the Indemnification Escrow as provided in Section 3.1(d), the Amalgamation Consideration shall be payable at Closing by wire transfer of immediately available funds to the Exchange Agent for distribution to the Company Shareholders as set forth in Section 3.2.

                (iv) All such Company Common Shares shall automatically be cancelled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent only the right to receive the Amalgamation Consideration. At the Effective Time of the Amalgamation, the holders of any Company Common Shares outstanding immediately prior to the Effective Time of the Amalgamation shall cease to have any rights with respect to such Company Common Shares, except the right to receive the Amalgamation Consideration and as otherwise provided herein or pursuant to any Dissent Rights.

         (d)    DEPOSIT OF INDEMNIFICATION ESCROWED FUNDS

         Notwithstanding the foregoing and the provisions of this Article III, and subject to the effectiveness of the Amalgamation, Five Hundred Thousand American Dollars (US$500,000) of the Amalgamation Consideration shall be deposited in the Indemnification Escrow with Pacific Corporate Trust Company (the "Indemnification Escrow Agent"), to be held and administered in accordance with the Indemnification Escrow Agreement, such Indemnification Escrow to be withheld and deducted from the Amalgamation Consideration otherwise issuable to Jones at the Effective Time of the Amalgamation.

         (e)    DEPOSIT OF ADJUSTMENT ESCROWED FUNDS

         Notwithstanding the foregoing and the provisions of this Article III, and subject to the effectiveness of the Amalgamation, an amount equal to the Adjustment Escrow Amount (as defined in Section 3.1(f) below) shall be deposited in the Adjustment Escrow with Pacific Corporate Trust Company (the "Adjustment Escrow Agent"), to be held and administered in accordance with the Adjustment Escrow Agreement, such Adjustment Escrow to be withheld and deducted, pro rata, from the Amalgamation Consideration otherwise issuable to each Company Shareholder at the Effective Time of the Amalgamation.

         (f)    NET WORKING CAPITAL ADJUSTMENT

                (i) At least two (2) Business Days prior to the estimated Effective Time of the Amalgamation, the Company shall prepare in good faith and deliver to Itron a preliminary projected balance sheet as of the anticipated Effective Time of the Amalgamation (the "Preliminary Closing Balance Sheet"). The Preliminary Closing Balance Sheet shall be prepared according to GAAP consistent with the Company's past practices and shall be accompanied by a projected statement of income in accordance with GAAP for the period ended at the anticipated Effective Time of the Amalgamation (the "Preliminary Closing Statement"). In addition, the Company shall provide a schedule reasonably detailing the Company's estimate as of the projected Effective Time of the Amalgamation of the net working capital adjustment

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(the "Estimated Net Working Capital Adjustment") prepared in accordance with the provisions set forth on Schedule 3.1(f) comparing the net working capital on the Company's balance sheet as of March 31, 2002 with the anticipated balance sheet at the Effective Time of the Amalgamation based on the Preliminary Closing Balance Sheet (such form of comparison referred to in this Section 3.1 as a "Net Working Capital Adjustment"). The Company shall consult with Itron during its preparation of the Preliminary Closing Balance Sheet, the Preliminary Closing Statement and the calculation of the Estimated Net Working Capital Adjustment. Itron shall withhold from the Amalgamation Consideration otherwise payable to the Company Shareholders the amount of Four Hundred Fifty Thousand American Dollars (US $450,000) (the "Adjustment Escrow Amount"), and Itron shall deposit such amount to the Adjustment Escrow provided for in Section 3.1(e) above.

                (ii) As promptly as practicable after the Effective Time of the Amalgamation, but in no event more than forty-five (45) days after the Effective Time of the Amalgamation, Itron shall prepare a balance sheet and income statement of the Company as of the Effective Time of the Amalgamation and a schedule calculating the Net Working Capital Adjustment prepared in accordance with the provisions set forth on Schedule 3.1(f) comparing the net working capital on the Company's balance sheet as of March 31, 2002 with the balance sheet at the Effective Time of the Amalgamation (the "Final Closing Statement") and may engage Deloitte & Touche, LLP, or such other nationally recognized accounting firm (the "Itron Accountants"), to conduct an audit of the Final Closing Statement at Itron's sole cost. The Final Closing Statement shall be prepared according to GAAP, consistent with the Company's past practices through the Effective Time of the Amalgamation, which shall be applied to calculate the final Net Working Capital Adjustment and shall be reflected in one or more footnotes and supplemental schedules to such statements. A separate schedule attached to the Final Closing Statement shall contain the calculation of the final Net Working Capital Adjustment. The Final Closing Statement shall be promptly delivered to the Shareholders' Representatives (as defined below), and Itron and Shareholders' Representatives shall thereafter attempt to reach agreement on the Final Closing Statement. If the Shareholders' Representatives and Itron are unable to agree on the Final Closing Statement, then the Shareholders' Representatives shall present any objections or comments in writing to Itron no later than twenty (20) days after their receipt of the Final Closing Statement, specifying in reasonable detail any objections thereto (the "NWCA Dispute Notice"). During the foregoing period, and at their sole discretion, the Shareholders' Representatives may cause a nationally recognized accounting firm designated at their sole discretion (the "Shareholders' Accountants") to review the written calculation of the Net Working Capital Adjustment and the Final Closing Statement. The Shareholders' Representatives shall have access to Itron's work papers used in the preparation of the Final Closing Statement. If Itron and the Shareholders' Representatives are unable to resolve informally matters raised by such comments or objections, the matter shall be resolved by the Accounting Arbitrator(s) (as defined below) in accordance with the process set forth in Section 3.1(f)(iii).

                (iii) In the event that the Shareholders' Representatives provide Itron with a timely NWCA Dispute Notice, then the Shareholders' Representatives and Itron shall work together in good faith to reach an agreement on any adjustments to the Final Closing Statement and the calculation of the Net Working Capital Adjustment. If within twenty (20) Business Days after Itron's receipt of the NWCA Dispute Notice, Itron and the Shareholders' Representatives have not reached an agreement, the parties shall engage the Accounting Arbitrator to determine any adjustments to the Final Closing Statement and the calculation of the Net Working Capital Adjustment. If the parties are unable to agree upon one Accounting Arbitrator, each shall appoint an Accounting Arbitrator and these appointees shall appoint a third Accounting Arbitrator (collectively, the "Accounting Arbitrators"), in which case the determination of the amount of any adjustments to the Final Closing Statement and the Net Working Capital Adjustment shall be made by a majority decision of the Accounting Arbitrators. The decision of the Accounting Arbitrator(s) shall be conclusive and binding on all parties. The Accounting Arbitrator(s) shall be directed to make a determination of any adjustment to the Final Closing Statement and the calculation of the Net Working Capital Adjustment within forty-five (45) days of engagement. Payment by Itron or the Shareholders, as applicable, of the difference between the amount paid in connection with the Net Working Capital Adjustment, if any, and the amount of the required payment as determined by the Accounting Arbitrator(s) (the "NWCA Correction Amount") shall be due within ten
(10) days after the resolution of any such dispute. Itron and the Shareholders' Representatives (on behalf of the Company Shareholders) shall pay the costs and expenses of their own accountants and attorneys and shall bear equally the expense of the Accounting Arbitrator(s) (such costs and expenses of the Shareholders' Representatives shall be paid from the Amalgamation Consideration held in the Adjustment Escrow); provided, however, that, (X) if the Accounting Arbitrator(s) determine that the NWCA Correction Amount requires a payment by Itron to the Company Shareholders of an additional amount that is at least ten percent (10%) of the amount that was initially paid in connection with the Net Working Capital Adjustment, then Itron shall pay all fees and expenses with respect to the Itron Accountants, the Shareholders' Accountants and the Accounting Arbitrator(s) as well as all reasonable attorneys' fees of the parties, and (Y) if the Accounting Arbitrator(s) determine that the NWCA Correction Amount requires a payment by the Company Shareholders to Itron that is at least ten percent (10%) of the amount that was initially paid in connection with the Net Working Capital Adjustment, then the Company Shareholders shall pay (from the Amalgamation Consideration held in the Adjustment Escrow) all fees and expenses with respect to the Itron Accountants, the Shareholders' Accountants and the Accounting Arbitrator(s) as well as all reasonable attorneys' fees of the parties.

                (iv) To the extent that the Net Working Capital Adjustment as finally determined in accordance with the provisions set forth in Section 3.1(f)(ii) above (a "Final NWCA Determination") is an increase of more than CDN$1,500,000 over the net working capital of the Company as of March 31, 2002 (the excess being a "Final NWCA Increase"), then, within five (5) Business Days after such Final NWCA Determination, Itron shall deposit with the Adjustment Escrow Agent an amount of cash equal to such Final NWCA Increase, if any, (a "Final NWCA Payment"). Within two (2) days after a Final NWCA Payment is deposited in the Adjustment Escrow pursuant to this Section 3.1(f)(iv), such Final NWCA Payment plus the Adjustment Escrow Amount shall be released from the Adjustment Escrow to the former Company Shareholders in proportion to their receipt of the Amalgamation Consideration in accordance with the Adjustment Escrow Agreement.

                (v) To the extent that a Final NWCA Determination results in a Net Working Capital Adjustment that is a decrease of less than or equal to One Million Five Hundred Thousand Canadian Dollars (CDN$1,500,000), then, within five (5) Business Days following a Final NWCA Determination, the Adjustment Escrow Amount shall be released from the

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Adjustment Escrow to the former Company Shareholders in proportion to their receipt of the Amalgamation Consideration in accordance with the Adjustment Escrow Agreement.

                (vi) To the extent that a Final NWCA Determination results in a Net Working Capital Adjustment that is a decrease of more than One Million Five Hundred Canadian Dollars (CDN$1,500,000) (such difference between the Final NWCA Determination and CDN$1,500,000 being the "Final NWCA Decrease"), then within five (5) business days following such Final NWCA Determination, Itron may, pursuant to the Adjustment Escrow Agreement, instruct the Adjustment Escrow Agent to transfer an amount of cash equal to such Final NWCA Decrease to Itron in American funds based upon the Canadian Dollar to American Dollar noon spot exchange rate in effect at the Bank of Canada on the business day before such transfer. To the extent that any funds remain in the Adjustment Escrow following such transfer to Itron, those remaining funds shall be promptly released to the former Company Shareholders in proportion to their receipt of the Amalgamation Consideration in accordance with the Adjustment Escrow Agreement.

                (vii) The adjustments pursuant to the Net Working Capital Adjustments in this Section 3.1(f) shall be treated as an increase or a decrease in the Amalgamation Consideration.

3.2             EXCHANGE OF CERTIFICATES

         (a)    Exchange Agent

         Prior to the Effective Time of the Amalgamation, Itron shall engage Pacific Corporate Trust Company to act as exchange agent (the "Exchange Agent") for the issuance of the Amalgamation Consideration upon surrender of the Certificates.

         (b)    PAYMENT OF AMALGAMATION CONSIDERATION

         As of the Effective Time of the Amalgamation, Itron shall have delivered to the Exchange Agent the Amalgamation Consideration to be paid upon the conversion of the Company Common Shares pursuant to Section 3.1(c). At the Effective Time of the Amalgamation, Itron shall cause the Exchange Agent, pursuant to irrevocable instructions delivered to the Exchange Agent prior thereto, to deliver the Amalgamation Consideration contemplated to be paid pursuant to Section 3.1(d) out of the amounts earlier delivered by Itron to the Exchange Agent. The Exchange Agent shall not use such funds for any purpose other than as set forth in this Section 3.2(b).

         (c)    EXCHANGE PROCEDURE FOLLOWING THE EFFECTIVE TIME OF THE
                AMALGAMATION

         As soon as practicable after the Effective Time of the Amalgamation, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time of the Amalgamation represented the issued and outstanding Company Common Shares (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash in payment of the Amalgamation Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of

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transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable amount of the Amalgamation Consideration consisting of cash into which the Company Common Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.1(c), and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.2(c), each Certificate shall be deemed at any time after the Effective Time of the Amalgamation, other than Certificates that are cancelled as provided in Section 3.1(b), to represent only the right to receive, upon surrender of such Certificate in accordance with this Section 3.2(c), the applicable amount of the Amalgamation Consideration.

         (d)    PAYMENTS WITH RESPECT TO UNEXCHANGED COMPANY COMMON SHARES

         No cash payment shall be paid to the holder of any unsurrendered Certificate pursuant to Section 3.1 until the holder of record of such Certificate shall surrender such Certificate in accordance with Section 3.2(c).

         (e)    NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON SHARES

         All cash paid as the Amalgamation Consideration upon the surrender of Certificates shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Shares theretofore represented by such Certificates and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Common Shares represented by such Certificates that were outstanding immediately prior to the Effective Time of the Amalgamation. If, after the Effective Time of the Amalgamation, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III, except as otherwise provided by applicable Laws.

         (f)    LOST, STOLEN OR DESTROYED CERTIFICATES

         In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit setting forth that fact by the Person claiming such loss, theft or destruction and, the granting of a reasonable indemnity against any claim that may be made against Itron, the Surviving Corporation or the Exchange Agent with respect to such Certificate, Itron shall cause the Exchange Agent to issue to such Person the applicable amount of the Amalgamation Consideration with respect to such lost, stolen or destroyed Certificate to which the holder thereof may be entitled pursuant to this Article III.

3.3             STOCK TRANSFER BOOKS

         At the Effective Time of the Amalgamation, the transfer books of the Company with respect to all shares of share capital or other securities of the Company shall be closed and no further registration of transfers of such shares of share capital or other securities shall thereafter be made on the records of the Company.

3.4             CERTAIN ADJUSTMENTS

         If between the date hereof and the Effective Time of the Amalgamation, the outstanding shares of the Company Common Shares shall be changed into a different number of shares by

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reason of any reclassification, recapitalization, split, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Amalgamation Consideration shall be adjusted accordingly to provide the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split, combination, exchange or dividend.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

4.1             REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as is otherwise set forth with appropriate Section references in the Company Disclosure Schedule, and in order to induce Itron and Combination Company to enter into and perform this Agreement and the other agreements and certificates that are required to be executed pursuant to this Agreement (collectively, the "Operative Documents"), the Company represents and warrants to Itron and the Combination Company as of the date hereof and as of the
Closing:

         (a)    ORGANIZATION; STANDING AND POWER; SUBSIDIARIES; CHARTER
                DOCUMENTS

         The Company does not have any subsidiaries or own of record or beneficially any share capital of or equity interest or investment in any Person other than the Company's wholly owned subsidiary eMobile Data International Inc., a corporation incorporated under the laws of British Columbia ("Subco"), and Subco's wholly-owned subsidiary eMobile Data, Inc., a profit corporation incorporated under the laws of Florida ("Floridaco"). Subco and Floridaco are referred to herein collectively as the "Subsidiaries". The Company is the sole registered shareholder of Subco and holds all of the issued and outstanding shares of Subco free and clear of any other beneficial interests, liens or encumbrances. Subco is the sole registered shareholder of Floridaco and holds all of the issued and outstanding shares of Floridaco free and clear of any other beneficial interests, liens or encumbrances. In this Section 4.1, all representations and warranties of the Company with respect to itself shall also be deemed to be made with respect to each of the Subsidiaries, mutatis mutandis.

         The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, operate and lease its properties and assets, to carry on its business as now being conducted and as currently proposed to be conducted, and to enter into and perform its obligations under the Operative Documents to which the Company is a party, and to consummate the transactions contemplated hereby and thereby. The Company is duly qualified and licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by the Company or the ownership, occupation or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified to do business or in good standing (individually, or in the aggregate) would not have a Material Adverse Effect on the Company. The Company has furnished to Itron true and complete copies of (a) the Articles of Incorporation and Bylaws of the Company, respectively, as currently in effect, including all amendments thereto and (b) the minute books of the Company.

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         (b)    CAPITAL STRUCTURE

         The authorized share capital of the Company consists of an unlimited number of common shares, no par value ("Company Common Shares"). As of the date hereof, 21,417,720 Company Common Shares are issued and outstanding. In addition, as the date hereof, the Company has issued: (i) an aggregate of 2,698,050 options to purchase Company Common Shares out of a total of 4,283,544 Company Common Shares that have been reserved for issuance pursuant to the Company's stock option plan (the "Company Stock Option Plan"); and (ii) an aggregate of 1,550,000 warrants to purchase an aggregate of 775,000 Company Common Shares.

         Except as set forth above, no shares of share capital or other equity or voting securities of the Company are reserved for issuance or outstanding. All outstanding shares of share capital of the Company are, and immediately prior to the Closing will be (and immediately prior to the Closing all shares issuable upon the exercise of outstanding stock options or warrants will be), duly authorized, validly issued, fully paid and non-assessable and not subject to pre-emptive rights. All of such issued and outstanding shares of share capital of the Company were offered and sold in compliance with all applicable federal, provincial and territorial securities laws, rules and regulations. Except as set forth in Section 4.1(b) of the Company Disclosure Schedule, there are no outstanding or authorized securities, options, warrants, calls, rights, commitments, pre-emptive rights, agreements, arrangements or undertakings of any kind to which the Company is a party, or by which it is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of share capital or other equity or voting securities of, or other ownership interests in, the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. To the Company's Knowledge, no Person other than the Company Shareholders holds any interest in the Company Common Shares. Except as set forth in Section 4.1(b) of the Company Disclosure Schedule, all of which, except for the Company Warrants, shall be terminated without cost to the Company by the Effective Time of the Amalgamation, there are not as of the date hereof and there will not be at the Effective Time of the Amalgamation any registration rights agreements, shareholder agreements, rights of first refusal, co-sale agreements, voting trusts or other agreements or understandings to which the Company or any director is a party or by which the Company is bound relating to the voting of any shares of the share capital of the Company.

         (c)    AUTHORITY; NON-CONTRAVENTION

                (i) The Board of Directors of the Company has approved the Operative Documents and determined the Operative Documents to be in the best interests of the Company Shareholders pursuant to the terms hereof and thereof. The Company has the requisite corporate power and authority to enter into the Operative Documents and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of the Operative Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. The Operative Documents have been duly and validly executed and delivered by the Company and, assuming due authorization and delivery by Itron and the Combination Company, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except that (x) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally and the application of general principles of equity, (y) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and (z) the enforceability of any indemnification provision contained herein may be limited by applicable federal, provincial or territorial securities laws.

                (ii) Except as set forth on Section 4.1(c) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the Operative Documents by the Company do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not (a) constitute a violation of (with or without the giving of notice or lapse of time, or both) any provision of Law or any judgment, decree, order regulation or rule of any court of other governmental authority applicable to the Company, (b) result in a default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which the Company is a party or by which it is bound or to which any assets of the Company are subject (individually, a "Contractual Document" and collectively, the "Contractual Documents"), (c) result in the creation of any encumbrance upon any material assets of the Company, (d) conflict with or result in a breach of or constitute a default under any provision of the Articles of Incorporation or Bylaws of the Company, or (e) invalidate or adversely affect any permit license or authorization currently material to the conduct of the business of the Company. No Consent of any Governmental Entity or other Person, is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of the Amalgamation Filings with and approval thereof by the Registrar of Corporations under the YBCA and the filing of the appropriate documents with the relevant authorities of other states and provinces in which the Company is qualified to do business, if any, and (ii) applicable requirements, if any, of the consents, approvals, authorizations or permits described in Section 4.1(c) of the Company Disclosure Schedule.

         (d)    MATERIAL CONTRACTS

         Section 4.1(d) of the Company Disclosure Schedule lists all currently effective written or oral contracts, agreements, leases, instruments or legally binding contractual commitments to which the Company is a party that meet any of the following criteria (each, a "Material Contract"):

                (i) any contract with a customer of the Company or with any entity that purchases goods or services from the Company for consideration paid to the Company of CDN$30,000 or more in any fiscal year;

                (ii) any contract for capital expenditures or the acquisition or construction of fixed assets in excess of CDN$30,000 in any fiscal year;

                (iii) any contract for the purchase or lease of goods or services (including without limitation, equipment, materials, software, hardware, supplies, merchandise, parts or other property, assets or services), requiring aggregate future payments in excess of CDN$30,000 in any fiscal year;

                (iv) any contract relating to the borrowing of money or guaranty of indebtedness in excess of CDN$30,000 in any fiscal year;

                (v) any collective bargaining or other arrangement with any labour union;

                (vi) any contract granting a first refusal, first offer or similar preferential right to purchase or acquire any of the Company's share capital or assets;

                (vii) any contract limiting, restricting or prohibiting the Company from conducting business anywhere in Canada, the United States or elsewhere in the world or any contract limiting the freedom of the Company to engage in any line of business or to compete in any respects with any other Person;

                (viii) any joint venture or partnership contract;

                (ix) contracts requiring future payments of CDN$30,000 or more in any fiscal year;

                (x) any employment contract, severance agreement or other similar binding agreement or policy with any officer or director of the Company; and

                (xi) any contract (other than 'shrink-wrap,' 'click wrap' or similar contracts for widely distributed commercially available software) for or with exclusive arrangements for product distribution, development, marketing, branding or services, or software licenses. The Company has provided to Itron a true and complete copy of each Material Contract (and a written description of each oral Material Contract), including all amendments or other modifications thereto. Except as set forth on Section 4.1(d) of the Company Disclosure Schedule, to the Company's Knowledge, each Material Contract is a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject only to bankruptcy, reorganization, receivership or other laws affecting creditors' rights generally and rules of law governing specific performance, injunctive relief and other equitable remedies. Except as set forth on Section 4.1(d) of the Company Disclosure Schedule, the Company has performed all obligations required to be performed by it under the Material Contracts and the Company is not in breach or default thereunder, except for breaches of and defaults under the Material Contracts that would not have a Material Adverse Effect on the Company. Neither the Company nor, to the Company's Knowledge, any other party to a Material Contract is in default thereunder, nor, to the Company's Knowledge, is there any event that with notice or lapse of time, or both, would constitute a default by the Company or, to the Company's Knowledge, any other party thereunder, except for such default under the Material Contracts that would not have a Material Adverse Effect on the Company. In addition, except as set forth on Section 4.1(d) of the Company Disclosure Schedule or as would otherwise not have a Material Adverse Effect on the Company, the Company has no:

                (xii) contracts with directors, officers, shareholders, employees, agents, consultants, advisors, salespeople, sales representatives, distributors or dealers that cannot be cancelled by the Company within 30 days' notice without liability, penalty or premium, any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings, or any compensation agreement or arrangement affecting or relating to former employees of the Company;

                (xiii) notice, written or otherwise, that any party to a contract listed in Section 4.1(d) of the Company Disclosure Schedule intends to cancel, terminate or refuse to renew such contract (if such contract is renewable);

                (xiv) material dispute with any of its suppliers, customers, distributors, OEM resellers, licensors or licensees; or

                (xv)   agreements or commitments to provide indemnification.

         (e)    ABSENCE OF CERTAIN CHANGES OR EVENTS

         Except as disclosed in Section 4.1(e) of the Company Disclosure Schedule, since March 31, 2002, the Company has conducted its business in the ordinary course consistent with past practice, and there has not been:

                (i) any change, event or condition with respect to the Company that has had a Material Adverse Effect on the Company;

                (ii) any issuance of any share capital, other securities or options or other rights to acquire share capital or other securities, or any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any of the Company's share capital;

                (iii) (A) any granting by the Company to any executive officer of the Company of any increase in compensation, (B) any granting by the Company to any such executive officer of any increase in severance or termination pay, or (C) any entry by the Company into any employment, severance or termination agreement with any such executive officer, except, in each case in this subsection (iii), such grants or entries that were in the ordinary course of business and consistent with past practice and would not have a Material Adverse Effect on the Company;

                (iv) any amendment, waiver or forgiveness of any material term of any outstanding equity or debt security of the Company;

                (v) any repurchase, redemption or other acquisition by the Company of any outstanding shares of share capital or other equity securities of, or other ownership interests in, the Company, except as contemplated by any Employee Benefit Plans (as hereinafter defined) of the Company;

                (vi) any material damage, destruction or other property loss, whether or not covered by insurance; or

                (vii) any change in accounting methods, principles or practices by the Company, except insofar as may have been required by a change in GAAP.

         Furthermore, except as disclosed in Section 4.1(e) of the Company Disclosure Schedule, since March 31, 2002, neither the Company nor any of its officers, directors or agents in their representative capacities on behalf of the Company have:

                (viii) taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the ordinary course of business that would have a Material Adverse Effect on the Company;

                (ix) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued or contingent) of material value or prepaid any material obligation having a fixed maturity of more than ninety (90) days from the date such obligation was issued or incurred;

                (x) permitted or allowed any of its material property or assets(real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, institutional control, restriction or charge, except (A) conditional sales or similar security interests granted in connection with the purchase of equipment or supplies in the ordinary course of business, (B) assessments for current taxes not yet due and payable, (C) landlord's liens for rental payments not yet due and payable, and (D) mechanics', materialmens', carriers' and other similar statutory liens securing indebtedness that is in the aggregate less than CDN$15,000 and was incurred in the ordinary course of business or is not yet due and payable;

                (xi) written down the value of any inventory (including write-downs by reason of shrinkage or markdown) or written off as uncollectible any notes or accounts receivable, except for write-downs and write-offs that are in the aggregate less than CDN$15,000 incurred in the ordinary course of business or consistent with past practice;

                (xii) sold, transferred or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible) with an aggregate net book value in excess of CDN$7,500 except the sale of inventory in the ordinary course of business or consistent with past practice;

                (xiii) disposed of or permitted to lapse any rights to the use of any trademark, trade name, patent or copyright, or disposed of or disclosed to any Person other than representatives of Itron any trade secret, formula, process or know-how not theretofore a matter of public knowledge;

                (xiv) made any single capital expenditure or commitment in excess of CDN$15,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures in excess of CDN$37,500 for additions to property, plant, equipment or intangible capital assets;

                (xv) received oral or written notice that there has been, will be or may be a loss of, or contract cancellation by, any current customer, supplier or licenser of the Company, which loss or cancellation would result in lost annual revenues to the Company of more than CDN$30,000, or formed the basis for any belief that there may be such a loss or cancellation;

                (xvi) entered into or agreed to enter into, or otherwise suffered to be outstanding, any power of attorney of the Company or any obligations or liabilities (absolute, accrued or contingent) of the Company, as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise, in respect of the obligation of any other Person;

                (xvii) received written notice of any other event or facts that could result in a Material Adverse Effect on the Business Condition of the Company; or

                (xviii) agreed, whether in writing or otherwise, to take any action described in this Section 4.1(e).

         (f)    BROKERS

         Except as set forth on Schedule 4.1(f) on the Company Disclosure Schedule, no broker, investment banker or other Person is entitled to receive from the Company, or any party other than Itron, any investment banking, broker's, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby, including any fee for any opinion rendered by any investment banker based upon arrangements made by or on behalf of the Company or the Company Shareholders.

         (g)    LITIGATION

         Except as disclosed in Section 4.1(g) of the Company Disclosure Schedule, (i) there is no claim, suit, action, proceeding or investigation pending or, to the Company's Knowledge, threatened against the Company before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person, and (ii) there is no claim, suit, action, proceeding or investigation pending, or to the Company's Knowledge, threatened against the Company that could prevent or materially delay the ability of the Company to consummate the transactions contemplated by the Operative Documents, nor is there any judgment, decree, injunction, rule or Order of any Governmental Entity or arbitrator outstanding against the Company having any such effect. Except as disclosed in Section 4.1(g) of the Company Disclosure Schedule, there are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company is a party, which would have a Material Adverse Effect on the Company.

         (h)    FINANCIAL STATEMENTS

         Attached as Schedule 4.1(h) are the following financial statements: (i) an unaudited balance sheet of the Company as of June 30, 2002; (ii) audited statements of income, cash flow, and changes in shareholders' equity of the Company as of the close of the fiscal year ended December 31, 2001; (iii) an audited balance sheet of the Company as of December 31, 2001; and (iv) an unaudited interim statement of income of the Company for the period from December 31, 2001 to June 30, 2002. The financial statements in (i) through (iv) in the preceding sentence are collectively referred to herein as the "Financial Statements". The Financial Statements described in clauses (ii) and (iii) of the foregoing sentence: (A) are in accordance with the books and records of the Company; (B) present fairly, in all material respects, the financial position of the Company as of the dates indicated and the results of operations for the periods covered; and (C) have been prepared in accordance with GAAP consistently applied (except for normal and customary year end adjustments and accompanying notes), and the Financial Statement described in clauses (i) and (iv) of the foregoing sentence: (A) are in accordance with the books and records of the Company; (B) present fairly, in all material respects, the financial position of the Company as of the dates indicated and the results of operations for the periods covered; and (C) have been prepared in accordance with the Company's historic accounting practices consistently applied. The Company maintains and will continue to maintain standard systems of accounting established and administered in accordance with GAAP.

         (i)    TAXES

         Except as set forth in Section 4.1(i) of the Company Disclosure
Schedule:

                (i) the Company has timely filed with the appropriate Governmental Entities all Tax Returns required to be filed by or with respect to it (taking into account validly obtained extensions of time to file such Tax Returns) and has timely paid or deposited all Taxes which are required to be paid or deposited, and no other Taxes are due and payable by the Company with respect to items or periods covered by such Tax Returns (whether or not shown on or reportable on such Tax Returns) or with respect to any period prior to the date of this Agreement;

                (ii) each of the Tax Returns filed by the Company is accurate, correct and complete in all material respects;

                (iii) the Financial Statements of the Company reflect an adequate reserve for all Taxes payable by the Company for all taxable periods and portions thereof through the date of such Financial Statements whether or not shown as being due on any Tax Returns;

                (iv) there are no actions, suits, investigations, audits or claims by any Governmental Entity in progress relating to the Company, nor has the Company received any notice in writing from any Governmental Entity that it intends to conduct such an audit or investigation nor, to the Company's Knowledge, does a Governmental Entity intend to conduct such an audit or investigation;

                (v) the Company is not subject to any private letter ruling of the Canada Customs and Revenue Agency or comparable ruling of any other Governmental Entity with respect to Taxes;

                (vi) there are no tax liens upon any assets of the Company, except liens arising as a matter of law relating to current Taxes not yet due;

                (vii) Except as set forth in Section 4.1(i) of the Company Disclosure Schedule, no audit report has been issued prior to the date of this Agreement (or otherwise with respect to any audit or investigation in progress) relating to Taxes due from or otherwise with respect to the Company;

                (viii) the Company has delivered to Itron true and complete copies of (A) any audit reports issued prior to the date of this Agreement relating to Taxes due from or with respect to the Company, and (B) and all Tax Returns for all taxable periods with respect to the Company since fiscal 1998;

                (ix) all Taxes that the Company has been or is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid over to the appropriate Governmental Entities;

                (x) the Company has not extended the time (A) within which to file any Tax Return, which Tax Return has not since been filed, or (B) for the assessment or collection of Taxes, which Taxes have not since been paid;

                (xi) the Company has not granted to any Person any power of attorney with respect to any Tax matter;

                (xii) the Company has never had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between Canada and such foreign country;

                (xiii) the Company has not made an election under Section 85 of the Income Tax Act with respect to the acquisition or disposition of any of its assets, which has not been provided to Itron;

                (xiv)  the Company has not:

                       (A) acquired or had the use of any Assets and properties from a person with whom it was not dealing at arm's length other than at fair market value;

                       (B) disposed of any Assets and properties to a person with whom it was not dealing at arm's length for proceeds less than the fair market value thereof; or

                       (C) discontinued carrying on any business in respect of which non-capital losses were incurred, and any non-capital losses which the Company has are not losses from property or business investment losses;

                (xv) with respect to Canadian federal Goods and Services Tax ("GST"):

                       (A) the Company is registered under registration number 86711 4621;

                       (B) the Company does not have any deferred obligations or liabilities for GST;

                       (C) the Company has not made a supply of property or service to a person with whom the Company was not dealing at arm's length for proceeds less that the fair market value thereof, and

                       (D) all GST required to be collected by the Company has been collected and all GST amounts required to be remitted to the Receiver General for Canada have been remitted;

                (xvi) no claim has been made in writing by a Governmental Entity in a jurisdiction where the Company does not file a Tax Return to the effect that the Company is or may be subject to taxation by that jurisdiction, nor, to the Company's Knowledge, has such a non-written claim been made to such effect by a Governmental Entity; and

                (xvii) the Company is not a party to, bound by or obligated under any allocation, indemnity, sharing or similar contract or arrangement (whether or not written) with respect to Taxes.

         (j)    COMPLIANCE WITH LAWS

         Except as set forth on Section 4.1(j) of the Company Disclosure Schedule, the Company holds all permits, licenses, variances, exemptions, Orders, franchises and approvals of all Governmental Entities that are required for the operation of the business of the Company as presently conducted and the ownership, operation, lease and holding by the Company of its respective properties and Assets (the "Company Permits"), except where the failure to hold such Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company. To the Company's Knowledge, the Company is in compliance with the terms of the Company Permits and has not violated, failed to comply with, or received any written notice of any alleged violation of or failure to comply with, any statute, law, ordinance, regulation, rule, permit or Order of any Governmental Entity, any arbitration award or any judgment, decree or Order of any court or other Governmental Entity, applicable to the Company or its business, assets or operations.

         (k)    INTELLECTUAL PROPERTY

         Except as set forth on Section 4.1(k) of the Company Disclosure
Schedule:

                (i) The Company owns or has other rights (which may be rights granted under one or more licenses) in and to, the following as required to conduct its business as now conducted and as proposed to be conducted: all products, prototypes, computer programs (including compilers, source codes and object codes) graphics, devices, techniques, algorithms, methods, processes, procedures, packaging, trade dress, formulae, drawings, designs, flow charts, technical data, databases, file structures, schematics for hardware products, system architecture drawings, product test scripts, test results, design criteria, discoveries, concepts, user interfaces, user manuals, "look and feel," development and other tools, content, inventions (whether or not patentable or copyrightable and whether or not reduced to practice), designs, logos, themes, know-how, concepts and other technology and underlying intellectual property rights that are now or currently are proposed to be, acquired, developed, produced, used, marketed or sold by the Company (collectively, the "Technology-Related Assets") with rights therein sufficient and necessary to operate its business as now conducted and as proposed to be conducted (the "Company Intellectual Property Rights"), which include, without limitation, the items set forth on Section 4.1(k)(i) of the Company Disclosure Schedule. Set forth on

Section 4.1(k)(i) of the Company Disclosure Schedule is a true and complete list of the registered intellectual property of the Company (the "Company Intellectual Property Registrations").

                (ii) Section 4.1(k)(ii) of the Company Disclosure Schedule sets forth a list of all Technology Related Assets acquired, developed, produced, used, marketed or sold by the Company during the two years prior to the date of this Agreement, together with all prior versions, predecessors or precursors to such Technology Related Assets (collectively, the "Products"). Solely to the extent that the following can be protected by laws governing intellectual property and proprietary rights, the Company owns all right, title and interest in and to the following (except for any Third Party Technologies (as defined in Section 4.1(k)(iii)), free and clear of all encumbrances: (A) the Products, including any and all codes, techniques, software tools, formats, designs, user interfaces, content and "look and feel" related thereto; (B) any and all updates, enhancements, corrections, modifications, improvements and new releases related to the items set forth in clause (A) above; (C) any and all technology and work in progress related to the items set forth in clauses (A) and (B) above; and (D) all inventions, discoveries, processes, designs, trade secrets, know-how and other confidential or proprietary information related to the items set forth in clauses (A), (B), and (C) above (collectively, the "Technology"). The Technology, excluding the Third Party Technologies (as defined below), is sometimes referred to herein as the "Company Technology."

                (iii) Section 4.1(k)(iii) of the Company Disclosure Schedule sets forth a list of all Technology included in or distributed with the Company's Products for which the Company does not own all right, title and interest (collectively, the "Third Party Technologies"), and all license agreements and other contracts pursuant to which the Company has the right to use Third Party Technologies, other than commercially available off-the-shelf third-party Application Software (as defined below), used by the Company, or intended or necessary for use by the Company, with the Company Technology (such license agreements and other contracts, the "Third Party Licenses"), indicating, with respect to each of the Third Party Technologies listed therein, the owner thereof and the Third Party License applicable thereto. The Company has the lawful right to use, (subject to all restrictions expressly set forth in the Third Party Licenses) (A) all Third Party Technology that is incorporated in or used in the development or production of the Company Technology and (B) all other Third Party Technology necessary for the conduct of the Company's business as now conducted and as proposed to be conducted in any written materials furnished by the Company to Itron. Neither the Company nor, to the Company's Knowledge, any other party thereto is in default under any such third-party license, nor to the Company's Knowledge has there occurred any event or circumstance that with notice or the passage of time or both would constitute a default or event of default on the part of the Company or, to the Company's Knowledge, any other party thereto or give to any other party thereto the right to terminate or modify any Third Party License. The Company has not received notice that any party to any Third Party License intends to cancel, terminate, suspend or refuse to renew (if renewable) such Third Party License or to exercise or decline to exercise any option or right thereunder. As used herein, "Application Software" shall mean third-party software applications designed for use by end users and not included in or distributed with the Products; including, without limitation, end-user applications such as word processing and spreadsheet software, as well as operating system software for workstations and networks.

                (iv) The Company has not conducted its business, and has not used or enforced (or, to the Company's Knowledge, failed to use or enforce) the Company Intellectual Property Rights, in a manner that would result in the abandonment, cancellation or unenforceability of any item of the Company Intellectual Property Rights, and the Company has not taken (or, to the Company's Knowledge, failed to take) any action that would result in the forfeiture or relinquishment of any Company Intellectual Property Rights or Company Intellectual Property Registrations, in each case where such abandonment, cancellation, unenforceability, forfeiture or relinquishment would have a Material Adverse Effect on the Company. Except as set forth in Section 4.1(k)(iv) of the Company Disclosure Schedule, the Company has not granted to any third party any rights or permissions to use any of the Technology or the Company Intellectual Property Rights. Except pursuant to a written nondisclosure agreement set forth in Section 4.1(i)(iv) of the Company Disclosure Schedule,
(A) no third party has received any confidential information relating to the Technology or the Company Intellectual Property Rights and (B) the Company is not under any contractual or other obligation to disclose to any third party any Company Technology or Company Intellectual Property Rights.

                (v) (A) The Company has not received any notice or claim (whether written, oral or otherwise) challenging the Company's ownership or rights in the Company Technology or the Company Intellectual Property Rights or claiming that any other Person has any legal or beneficial ownership with respect thereto; (B) all the Company Intellectual Property Rights are legally valid and enforceable without any material qualification, limitation or restriction on their use, and the Company has not received any notice or claim (whether written, oral or otherwise) challenging the validity or enforceability of any of the Company Intellectual Property Rights any where in the world; and
(C) to the Company's Knowledge, no other Person is infringing or misappropriating any part of the Company Intellectual Property Rights or otherwise making any unauthorized use of the Company Technology.

                (vi) Except as set forth in Section 4.1(k)(vi) of the Company Disclosure Schedule, (A) to the Company's knowledge, the conduct of the business of the Company as now conducted does not infringe, violate or interfere with or constitute an appropriation of any copyright, trade secret, trademark or patent of any Person, and there have been no claims made with respect thereto; and (B) to the Company's knowledge, the use of any of the Company Intellectual Property Rights in the Company's business does not infringe, violate or interfere with or constitute an appropriation of any copyright, trademark, trade secret or patent of any other person or entity, and there have been no claims made with respect thereto. Except as set forth in Section 4.1(k)(vi) of the Company Disclosure Schedule, the consummation of the transactions contemplated hereby will not result in the loss or impairment of any Company Intellectual Property Rights.

                (vii) (A) Except as set forth on Section 4.1(k) of the Company Disclosure Schedule, the Company has not disclosed any source code regarding the Technology to any Person other than an employee or a consultant of the Company except pursuant to a written nondisclosure and non-compete agreement as set forth in Section 4.1(k)(vii) of the Company Disclosure Schedule or an independent contractor subject to a written nondisclosure and non-compete agreement; (B) the Company has at all times maintained and diligently enforced commercially reasonable procedures to protect all confidential information relating to the Technology; (C) neither the Company nor any escrow agent is under any contractual or other obligation to disclose the source code or any other proprietary information included in or relating to the Technology; and (D) the Company has not deposited any source code relating to the Technology into any source code escrows or similar arrangements. If, as disclosed on Section 4.1(k)(vii) of the Company Disclosure Schedule, the Company has deposited any source code to the Technology into source code escrows or similar arrangements, no event has occurred that has or could reasonably form the basis for a release of such source code from such escrows or arrangements.

                (viii) Section 4.1(k)(viii) of the Company Disclosure Schedule sets forth a list of all Internet domain names used by the Company in its business (collectively, the "Domain Names"). The Company has, and after the Effective Time of the Amalgamation the Combination Company will have, a valid registration and all material rights (free of any material restriction) in and to the Domain Names, including, without limitation, all rights necessary to continue to conduct the Company's business as it is currently conducted.

                (ix) None of the Company's officers, employees, consultants, distributors, agents, representatives or advisors has entered into any agreement relating to the Company's business regarding know-how, trade secrets, assignment of rights in inventions, or prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, whether written or oral, with any Person other than the Company.

                (x) Each current and former employee of, and any consultants and independent contractors with access to the Company Technology or Company Intellectual Property Rights, has entered into a proprietary rights agreement with the Company, pursuant to which such employee, consultant or independent contractor has assigned to the Company all of his, her or its right, title and interest in and to any and all intellectual property, technical information and other information and material developed or worked on by the employee, consultant or independent contractor while employed by or during his, her or its engagement by the Company. As of the Closing, the Company's not aware of any breaches of any such agreements.

         (l)    NO DEFAULT

         The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of: (i) its Articles of Incorporation and Bylaws; (ii) any Material Contract or Contractual Document, except any such defaults or violations that would not have a Material Adverse Effect on the Company; or (iii) any Order, writ, injunction, decree, statute, rule or regulation applicable to the Company, except any such defaults or violations that would not have a Material Adverse Effect on the Company. Section 4.1(m) of the Company's Disclosure Schedule sets forth, to the Company's Knowledge, all such defaults and violations as described in subsections (i),
(ii), and (iii) set forth above.

         (m)    TRANSACTIONS WITH AFFILIATES

         Except as set forth in Section 4.1(m) of the Company Disclosure Schedule, since March 31, 2002, the Company has not purchased, leased or otherwise acquired any material property or assets or obtained any material services from, or sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered as a director, officer or employee of the Company in the ordinary course), (i) any employee of the Company, (ii) any Company Shareholder, (iii) any Person, firm or corporation that directly or indirectly controls, is controlled by or is under common control with or by the Company or any officer, director or employee of the Company, or (iv) any member of the immediate family of any of the foregoing Persons.

         (n)    EMPLOYEE BENEFIT MATTERS

                (i) Employee Benefit Plan Listing. Section 4.1(n) of the Company Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans. The Company does not have any agreement, arrangement, commitment or obligation, whether formal or informal, whether written or unwritten and whether legally binding or not, to create, enter into or contribute to any additional Employee Benefit Plan, or to modify or amend any existing Employee Benefit Plan, except to the extent such modification or amendment is required to be made in order to comply with applicable laws or to retain the tax-qualified or tax-favored status of an Employee Benefit Plan that intends to have such status. There has been no amendment, interpretation or other announcement (written or oral) by the Company or any other Person relating to, or change in participation or coverage under, any Employee Benefit Plan that, either alone or together with other such items or events, could materially increase the expense of maintaining such Employee Benefit Plan (or the Employee Benefit Plans taken as a whole) above the level of expense incurred with respect thereto for the most recent fiscal year included in the Financial Statements. The terms of each Employee Benefit Plan permit the Company to amend or terminate such Employee Benefit Plan at any time and for any reason without penalty and without material liability or expense. None of the rights of the Company under any Employee Benefit Plan will be impaired in any way by this Agreement or the consummation of the transactions contemplated by this Agreement.

                (ii) Documents Provided. The Company has delivered to Itron true, correct and complete copies (or, in the case of unwritten Employee Benefit Plans, descriptions) of all Employee Benefit Plans (and all amendments thereto), along with, to the extent applicable to the particular Employee Benefit Plan, copies of the following: (A) the reports filed for the last three years pursuant to the Pension Benefits Standards Act RSBC 1996 c.352 as amended and its Regulations (the "PBSA"), the Insurance Act RSBC 1996 c.226 as amended and its Regulations (the "IA") as applicable; (B) all summary plan descriptions, summaries of material modifications and all employee manuals or communications filed or distributed with respect to such Employee Benefit Plan during the last three years; (C) all contracts and agreements currently in effect (and any amendments thereto) relating to such Employee Benefit Plan, including, without limitation, trust agreements, investment management agreements, annuity contracts, insurance contracts, bonds, indemnification agreements and service provider agreements; (D) the most recent determination letter issued by Canada Customs and Revenue Agency with respect to such Employee Benefit Plan; (E) all written communications relating to the amendment, creation or termination of such Employee Benefit Plan, or an increase or decrease in benefits, acceleration of payments or vesting or other events that could result in liability to the Company since the date of the most recently completed and filed annual report;
(F) all correspondence that has been exchanged within the last three years with any governmental entity or agency relating to such Employee Benefit Plan; (G) samples of all administrative forms currently in use and (H) the most recent registration statement, annual report, actuarial valuation report and prospectus prepared in connection with such Employee Benefit Plan.

                (iii)  Compliance. With respect to each Employee Benefit Plan:
(A) such Employee Benefit Plan is, and at all times since inception has been, maintained, administered, operated and funded in all material respects in compliance with its terms and all applicable requirements of all applicable laws, statutes, Orders, rules and regulations, including, without limitation, PBSA, IA, BC Employment Standards Act RSBC 1996 c. 113 as amended and its Regulations (the "ESA"), BC Human Rights Code RSBC 1996 c. 210 as amended and its Regulations (the "HRC") and the Income Tax Act RSC 1985 c.1 as amended and its Regulations (the "Income Tax Act"); (B) the Company and all other Persons (including, without limitation, all fiduciaries) have, at all times, properly performed all of their duties and obligations (whether arising by operation of law or by contract) under or with respect to such Employee Benefit Plan, including, without limitation, all reporting, disclosure and notification obligations; (C) neither the Company nor any fiduciary of such Employee Benefit Plan has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of PBSA or IA or any other applicable law;
(D) no transaction or event has occurred or is threatened or about to occur (including any of the transactions contemplated in or by this Agreement) that constitutes or could constitute a prohibited transaction under the PBSA, IA, ESA, HRC or the Income Tax Act; and (E) the Company has not incurred, and there exists no condition or set of circumstances in connection with which the Company, the Surviving Company or Itron could incur, directly or indirectly, any material liability or expense (except for routine contributions and benefit payments) under the PBSA, IA, ESA, HRC or the Income Tax Act or any other applicable law, statute, order, rule or regulation, or pursuant to any indemnification or similar agreement, with respect to such Employee Benefit Plan.

                (iv) Contributions, Premiums and Other Payments. All contributions, premiums and other payments due or required to be paid to (or with respect to) each Employee Benefit Plan have been timely paid, or, if not yet due, have been accrued as a liability on the Financial Statements. All income taxes and wage taxes that are required by law to be withheld from benefits derived under the Employee Benefit Plans have been properly withheld and remitted to the proper depository.

                (v) Multi-Employer Plan. The Company does not maintain or contribute to, and has never maintained or contributed to (or been obligated to maintain or contribute to), a multiemployer plan as defined in the PBSA or a voluntary employees' beneficiary association.

                (vi) Post-Employment Benefits. Neither the Company nor any Employee Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) post-employment or post-termination benefits of any kind, including, without limitation, death and medical benefits, with respect to any current or former officer, employee, agent, director or independent contractor of the Company, other than continuation coverage mandated by the PBSA, IA, ESA, HRC and any deferred compensation that is accrued as a current liability on the Financial Statements.

                (vii) Suits, Claims and Investigations. There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Company's Knowledge, threatened with respect to (or against the assets of) any Employee Benefit Plan, nor, to the Company's Knowledge, is there a basis for any such action, suit or claim. No Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by Canada Customs and Revenue Agency, the Superintendent of Pensions, the Employment Standards Branch, the Human Rights Commission or any other governmental entity or agency, and, to the Company's Knowledge, no such action is contemplated or under consideration by Canada Customs and Revenue Agency, the Superintendent of Pensions, the Employment Standards Branch, the Human Rights Commission or any other governmental entity or agency.

         (o)    EMPLOYMENT MATTERS

         Except as disclosed in Section 4.1(o) of the Company Disclosure
Schedule:

                (i)    the Company is not engaged in any unfair labor practice

and has no liability for any arrears of wages or Taxes or penalties for failure to comply with any such provisions of law;

                (ii) there is no labor strike, dispute, slowdown or stoppage pending or, to the Company's Knowledge, threatened against or affecting the Company, and the Company has not experienced any work stoppage or other labor difficulty since its incorporation;

                (iii) to the Company's Knowledge, no organizational efforts are presently being made or threatened by or on behalf of any labor union with respect to employees of the Company;

                (iv) each employee, officer and consultant of the Company has executed a nondisclosure agreement in the form provided to Itron, and to the Company's Knowledge, no employee (or Person performing similar functions) of the Company is in violation of any such agreement or any employment agreement, non-competition agreement, patent disclosure agreement, invention assignment agreement, proprietary information agreement or other contract or agreement relating to the relationship of such employee with the Company or any other party;

                (v) to the Company's Knowledge, are eligible to work and are lawfully employed in Canada; and

                (vi) The Company has complied with all provisions of law relating to employment and employment practices, terms and conditions of employment, wages and hours.

         (p)    ENVIRONMENTAL MATTERS

         The Company is not in violation of, and has not violated, in connection with the ownership, use, maintenance or operation of the Company's property (real or personal) or the conduct of its business, any applicable foreign, national, provincial and local statutes, laws, regulations, rules, ordinances, licenses, permits, judgments or orders of any governmental entity relating to environmental matters. The business and operations of the Company are being conducted in compliance in all material respects with all limitations, restrictions, standards and requirements established under all environmental laws, and no facts or circumstances exist that impose, or, to the Company's Knowledge, with the passage of time, notice, cessation of operations or otherwise will impose, on the Company an obligation under environmental laws to conduct any removal, remediation or similar response action, at present or in the future.

         (q)    Title to and Condition of Properties

         The Company has title to all of the Assets, free and clear of any material liens or restrictions that would preclude their current use, except:
(i) liens of current taxes and assessments not yet delinquent; (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to materialmen, warehousemen and the like; and (iii) matters disclosed in Section 4.1(q) of the Company's Disclosure Schedule. The Company does not own any real property and has a valid leasehold interest in its Leased Properties. The Company has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. The Company's offices, facilities and other structures and the Company's personal property are adequate for the uses to which they are being put and there are no applicable adverse zoning, building or land use codes or rules, ordinances, regulations or other restrictions relating to zoning or land use that currently or, to the Company's Knowledge, may prospectively prevent, or cause the imposition of material fines or penalties as the result of, the use of all or any portion of the real property for the conduct of the business as presently conducted. The Company has received all necessary approvals with regard to occupancy of the real property. The Company has delivered to Itron true and complete copies of all leases, subleases, rental agreements, contracts for sale, tenancies or licenses relating to the real property and personal property.

         (r)    UNDISCLOSED LIABILITIES

         Except as set forth on the Company Disclosure Schedule (and other than those directly incurred in connection with the execution of this Agreement), at the date of the most recent Financial Statements of the Company, the Company had not, and since such date the Company has not, incurred (except in the ordinary course of business), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), required by GAAP to be set forth on a financial statement or in the notes thereto or which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

         (s)    INSURANCE

         Section 4.1(s) of the Company Disclosure Schedule accurately lists in reasonable detail all insurance policies maintained by the Company. The Company maintains commercially reasonable levels of (a) insurance on its property (including leased premises) that insures against loss or damage by fire or other casualty and (b) insurance against liabilities, claims and risks of a nature and in such amounts as are normal and customary in the Company's industry for companies of similar size and financial condition. All insurance policies of the Company are in full force and effect, all premiums with respect thereto covering all periods up to and including the date this Agreement have been paid, and no notice of cancellation or termination has been received with respect to any such policy or binder. Such policies or binders are sufficient for compliance with all requirements of law currently applicable to the Company and of all agreements to which the Company is a party, will remain in full force and effect through the respective expiration dates of such policies or binders without the payment of additional premiums, and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. The Company has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

         (t)    ABSENCE OF QUESTIONABLE PAYMENTS

         Neither the Company nor any director, officer, agent or employee has used any Company funds for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to domestic or foreign government officials or others. The Company has reasonable financial controls to prevent such improper or unlawful contributions, payments, gifts, entertainment or expenditures. Neither the Company nor any current director, officer, agent or employee has accepted or received any improper or unlawful contributions, payments, gifts or expenditures. The Company has at all, times complied, and is in compliance, in all respects with the Foreign Corrupt Practices Act (United States), the Corruption of Foreign Public Officials Act (Canada) and all foreign laws and regulations relating to prevention of corrupt practices and similar matters. The Company has not received any notice that any transaction was improper or unlawful within the meaning of this Section 4.1(t).

         (u)    BANK ACCOUNTS

         Section 4.1(u) of the Company Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

         (v)    GOVERNMENT CONTRACTS

         The Company has never been, nor as a result of the consummation of the transactions contemplated by this Agreement will it be, suspended or debarred from bidding on contracts or subcontracts for any agency of the Canadian government or any foreign government, nor to the Company's Knowledge has such suspension or debarment been threatened or action for suspension or debarment been commenced.

         (w)    ORDERS; COMMITMENTS; WARRANTIES AND RETURNS

         Section 4.1(w) of the Company Disclosure Schedule contains an accurate summary as of December 31, 2001 and as of June 30, 2002 of the Company's total backlog (including all accepted and unfulfilled service contracts) and the aggregate of all outstanding purchase orders issued by the Company (which aggregates include all material contracts or commitments for the purchase by the Company of materials or other supplies). All such sale and purchase commitments were made in the ordinary course of business. Section 4.1(w) of the Company Disclosure Schedule sets forth the warranties of the Company currently made with respect to its business, products and services, and current policies with respect to returns of products in the course of the Company's conduct of the business. Except as set forth on Section 4.1(w) of the

Company Disclosure Schedule, the Company has not made any express warranties in connection with the sale of its products and services. Claims against the Company for warranty costs (individually or in the aggregate) with respect to products and services during each of the last three fiscal years did not exceed CDN$30,000 and there are no outstanding or, to the Company's Knowledge, threatened claims for any such warranty costs that would exceed CDN$15,000 (individually or in the aggregate). As used above, the term "warranty costs" shall mean costs and expenses associated with correcting, returning or replacing defective or allegedly defective products or services, whether such costs and expenses arise out of claims sounding in warranty, contract, tort or otherwise.

         (x)    Accounts Receivable

         All accounts receivable of the Company reflected in the Preliminary Closing Balance Sheet or existing at the time of Closing ("Accounts") represent amounts due for services performed or sales actually made in the ordinary course of business and properly reflect the amounts due. The bad debt reserves and allowances reflected in the Preliminary Closing Balance Sheet are adequate. All Accounts existing and remaining unpaid at the time of Closing are fully collectible by Itron, other than as reflected on the bad debt reserves on the Final Closing Balance Sheet. In the event any of the Accounts are not collected within 180 days of the Closing Date and in the event Jones is requested to and does indemnify Itron for any losses from all or any portion of such uncollected Accounts, then Itron shall cause the Company to transfer to Jones any uncollected Accounts so indemnified, and Jones shall be free to pursue collection of such Accounts in a manner that is nondisruptive to the operation of the business of the Company; provided that Jones at all times will coordinate his collection efforts with Itron.

         (y)    LIMITED OPERATIONS OF FLORIDACO

         Except as set forth on Schedule 4.1(y), Floridaco has never had any operations assets, liabilities or any Material Contracts of any kind whatsoever.

         (z)    NO LIABILITIES FOR PUBLIC RELATIONS

         The Company has no liabilities or obligations whatsoever to TGR Group LLC, ICH Investments Ltd., Largo Flight Limited or any related entities in relation to or in connection with investment relations and public relations activities respecting the Company.

4.2             REPRESENTATIONS AND WARRANTIES OF ITRON AND THE COMBINATION
                COMPANY

         Itron and the Combination Company each represents and warrants to, and agrees with, the Company as herein set forth below. Such representations and warranties shall be deemed to be made as of the date hereof and as of the Closing Date. Disclosure of an item in response to one section of this Agreement shall constitute disclosure and response to every section of this Agreement, notwithstanding the fact that no express cross-reference is made.

         (a)    ORGANIZATION; STANDING AND POWER

         Itron and the Combination Company are each corporations duly organized and validly existing under the laws of the State of Washington and the Yukon Territory, respectively. Each corporation has the requisite corporate power and authority to own, operate and lease its properties and assets, to carry on its respective business as now being conducted and as currently proposed to be conducted, and to enter into and perform its obligations under the Operative Documents to which Itron or the Combination Company is a party, and to consummate the transactions contemplated hereby and thereby. The Combination Company was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date of this Agreement, except for obligations or liabilities incurred in connection with the transactions contemplated hereby, the Combination Company has no material assets or liabilities of any type.

         (b)    COMBINATION COMPANY CAPITAL STRUCTURE

         The authorized share capital of the Combination Company consists of an unlimited number of common shares without par value and an unlimited number of Preference Shares without par value. As of the date of this Agreement one (1) common share of the Combination Company is issued and outstanding in the name of 3065719 Nova Scotia Company, a wholly-owned indirect subsidiary of Itron, and no other shares of the Combination Company are issued and outstanding. All outstanding shares of the Combination Company are validly issued, fully paid and nonassessable and not subject to preemptive or other similar rights.

         (c)    AUTHORITY; NON-CONTRAVENTION

                (i) The Board of Directors of Itron and the Combination Company, respectively, have approved the Amalgamation and the Operative Documents and determined the Amalgamation and the Operative Documents to be in the best interests of Itron and the Combination Company and their respective shareholders. Itron and Combination Company, respectively, have the requisite corporate power and authority to enter into the Operative Documents and to consummate the transactions contemplated hereby. The execution and delivery of the Operative Documents by Itron and the Combination Company and the consummation by Itron and Combination Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Itron and Combination Company, respectively. The Operative Documents have been duly and validly executed and delivered by Itron and the Combination Company and constitute valid and binding obligations of Itron and the Combination Company, respectively, enforceable against Itron and the Combination Company in accordance with their terms, except that (x) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally and the application of general principles of equity, and (y) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                (ii) The execution, delivery and performance of the Operative Documents by Itron do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof will not, conflict with, or result in or constitute a violation of or any default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any party of the right to accelerate, terminate or cancel or give rise to a right of termination, cancellation or acceleration with respect to (x) the

Articles of Incorporation or the Bylaws of Itron or the Combination Company or any provision of the comparable organizational documents of any of their respective subsidiaries, or (y) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to Itron or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (y), for any immaterial defaults, conflicts or violations. No consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person is required by or with respect to Itron or any of its subsidiaries in connection with the execution and delivery of this Agreement by Itron or the consummation by Itron of the transactions contemplated hereby, except for (A) the filing of such reports under Section 13(a) of the United States Securities and Exchange Act of 1934, as amended, as may be required in connection with this Agreement and the transactions contemplated hereby, (B) the filing of the Amalgamation Filings with and approval by the Registrar of Corporations under the YBCA with respect to the Amalgamation and the filing of the appropriate documents with the relevant authorities of those states and provinces in which Itron and the Combination Company are qualified to do business and such other consents, approvals, Orders, authorizations, registrations, declarations and filings as may be required under the "takeover" laws of various states and provinces and such other consents, approvals, Orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have a Material Adverse Effect on Itron and its subsidiaries, taken as a whole, and (C) any filings required by the TSX Venture Exchange, Nasdaq or the NASD. No vote of the shareholders of Itron is necessary or required to approve or consummate any of the transactions contemplated hereby. The affirmative vote of Itron, as the sole shareholder of the Combination Company, is the only vote of the holders of any class or series of share capital of the Combination Company necessary to approve the transactions contemplated hereby.

         (d)    BROKERS

         Itron has not employed any broker, investment banker or other Person entitled to receive any investment banking, broker's, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby, including any fee for any opinion rendered by any investment banker.

         (e)    NO IMPLIED WARRANTIES

         Itron makes the specific representations and warranties contained in this Agreement; there are no implied representations or warranties.

                                   ARTICLE V
                            COVENANTS OF THE COMPANY

         During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, the Company agrees (except as expressly contemplated by this Agreement or with Itron's prior written consent (with e-mail consent deemed sufficient for such purposes), which will not be unreasonably withheld) that:

5.1             CONDUCT OF BUSINESS

         The Company and each of the Subsidiaries shall carry on its business in the usual and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers, consultants, and employees, and preserve its relationships with customers, suppliers, distributors and others having business dealings with it. The Company shall not:

         (a) enter into or amend any employment, consulting or agency agreement, or increase the compensation payable or to become payable to its officers, employees, agents or consultants, or grant any severance or termination pay to any officer, director or any employee of the Company;

         (b) commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where the Company in good faith determines that failure to commence suit would result in a material impairment of a valuable aspect of the Company's business, or (iii) for a breach of this Agreement;

         (c) enter into one or more agreements, contracts, or commitments, other than agreements, contracts, or commitments between the Company and its customers, that extend for a period of greater than one (1) year beyond the date of this Agreement or that obligate the Company to pay aggregate gross amounts in excess of CDN$37,500, except for purchases in the ordinary course of business;

         (d) enter into one or more agreements, contracts, or commitments with customers, that extend for a period of greater than one (1) year beyond the date of this Agreement or that may produce for the Company proceeds to the Company in amounts in excess of CDN$75,000;

         (e) fail, except for adequate replacement policies, to maintain in full force and effect each insurance policy listed on Section 4.1(s) of the Company's Disclosure Schedule;

         (f)    make any capital expenditures in excess of CDN$37,500;

         (g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting methods, policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

         (h)    make a Tax election or settle or compromise any Tax liability;
or

         (i)    agree to do any of the foregoing.

5.2             DIVIDENDS; CHANGES IN CAPITAL STOCK

         The Company shall not: (i) declare or pay any dividends on or make any other distributions in respect to any of its share capital; (ii) split, combine, or reclassify any of its share capital or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution of shares of its share capital; or (iii) repurchase or otherwise acquire, directly or indirectly, any shares of its share capital; provided, however, nothing herein shall prevent the "net exercise" or exercise of any options to acquire Company Common Shares prior to the Closing Date.

5.3             ISSUANCE OF SECURITIES

         The Company shall not issue, deliver, or sell, or authorize, propose, or agree or commit to the issuance, delivery, or sale of any shares of its share capital of any class, any securities convertible into its share capital or, any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character obligating it to issue any such shares, or other convertible securities; provided, however, nothing herein shall prevent the Company from issuing Company Common Shares on the valid exercise of any existing Company Option or Company Warrant to purchase Company Common Shares.

5.4             GOVERNING DOCUMENTS

         The Company shall not amend its Articles of Incorporation or Bylaws.

5.5             NO ACQUISITIONS

         The Company shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.

5.6             NO DISPOSITIONS

         The Company shall not sell, lease, license, transfer, mortgage, encumber, or otherwise dispose of any of its assets or cancel, release, or assign any indebtedness or claim, except in the ordinary course of business or in amounts that are not material to the Business Condition of the Company.

5.7             INDEBTEDNESS

         The Company shall not incur any indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise, except in the ordinary course of business or in amounts that are not material to the Business Condition of the Company; provided, however, that nothing in this Section 5.7 shall be interpreted to prohibit borrowing by the Company pursuant to its existing lines of credit.

5.8             CLAIMS

         The Company shall not pay, discharge or satisfy any claim, liability or obligation or settle any proceeding, except in the ordinary course of business or in amounts that are not material, individually or in the aggregate, to the Business Condition of the Company.

5.9      OTHER ACTIONS

    The Company shall not take any action that would cause or constitute a material breach of any of the representations and warranties set forth in
Section 4.1 or that would cause any of such representations and warranties to be inaccurate in any material respect.

5.10     CONSENTS

    The Company will promptly apply for or otherwise seek, and use reasonable efforts to obtain, all consents and approvals, and make all filings, required with respect to the Company for the consummation of the Amalgamation.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

6.1      APPROVAL PROCESS

    (a)  Implementation Steps by the Company

    As soon as reasonably practicable following the execution of this Agreement, the Company shall:

         (i) subject to Section 6.1(b), convene and hold the Meeting for the purpose of considering the Amalgamation (and for any other proper purpose as may be set out in the notice for such meeting);

         (ii) subject to the satisfaction or waiver of the conditions herein contained in favor of each party, send to the Registrar of Corporations under the YBCA, for filing, the Amalgamation Filings, and such other documents as may be required in connection therewith under the YBCA to give effect to the Amalgamation.

    (b)  Information Statement

         (i) As promptly as practicable after the execution and delivery of this Agreement, the Company shall prepare the Information Statement together with any other documents required by the Securities Laws or other applicable Laws in connection with the Amalgamation, and as promptly as practicable after the execution and delivery of this Agreement, the Company shall cause the Information Statement and other documentation required in connection with the Meeting to be sent to each Company Shareholder and filed as required by applicable Laws.

         (ii) The Company shall consult with Itron and its counsel and allow each of them to fully participate in the preparation of all documentation to be sent to the Company Shareholders, or to any other Person in obtaining any Company Regulatory Approvals and any other consents and waivers required for consummation of the Amalgamation. All such documentation, including the Information Statement and the Amalgamation Resolution, shall be in form and substance reasonably satisfactory to Itron. Each party shall, in a timely and expeditious manner, subject to the Confidentiality Agreement, provide to the other parties to this

Agreement all information as may be reasonably requested by the other or required by applicable Laws with respect to such party and its businesses and properties for inclusion in the Information Statement, or in any amendments or supplements to the Information Statement, which information shall comply in all material respects with all applicable legal requirements on the date of mailing of the Information Statement and shall not contain any material misrepresentation or material omission (as defined under applicable Securities
Laws) and the parties supplying such information shall indemnify and save harmless the other parties and the directors and other officers of the other parties from and against any and all claims, suits, actions, causes of actions, liabilities, damages, costs, charges and expenses of every nature and kind whatsoever for which the other parties, their respective directors or officers may become liable by virtue of such information containing a misrepresentation, provided that such information is included in the Information Statement in the form approved by the supplying party, and this indemnity shall survive the filing of the Amalgamation Filings.

    (c)  Shareholders' Representatives

         (i) Marc Jones and Per Tveita shall be constituted and appointed as agents (the "Shareholders' Representatives") for and on behalf of the Company Shareholders, their respective Affiliates and their respective representatives to give and receive notices and communications, to organize or assume the defense of third-party claims, to agree to, negotiate or enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to third-party claims, and to take all actions necessary or appropriate in the judgment of the Shareholders' Representatives for the accomplishment of the foregoing. Such agency may be changed by the holders of at least seventy-five percent (75%) of the Company Common Shares at the Effective Time of the Amalgamation upon not less than ten
(10) days' prior written notice to Itron. No bond shall be required of the Shareholders' Representatives, and the Shareholders' Representatives shall receive no compensation for services rendered; provided, however, that they shall be entitled to reimbursement of their expenses in serving as Shareholders' Representatives. Notices or communications to or from the Shareholders' Representatives shall constitute notice to or from the Company Shareholders.

         (ii) The Shareholders' Representatives shall not be liable to any of the Company Shareholders for any act done or omitted hereunder as Shareholders' Representatives except to the extent they individually or collectively acted with gross negligence or willful misconduct, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence that the Shareholders' Representatives did not act with gross negligence or willful misconduct. The Company Shareholders shall severally and proportionately indemnify the Shareholders' Representatives and hold them harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Shareholders' Representatives and arising out of or in connection with the acceptance or administration of the duties hereunder.

         (iii) The Shareholders' Representatives shall have reasonable access to information about the former Company business and operations and the reasonable assistance of Itron's officers and employees for purposes of performing their duties and exercising their rights hereunder; provided, that the Shareholders' Representatives shall treat confidentially and not disclose any nonpublic information from or about Itron to anyone (except on a need to know basis to individuals who agree to treat such information confidentially). The Shareholders' Representatives shall be third party beneficiaries of the terms of this Section 6.1(c).

         (iv) A unanimous decision, act, consent or instruction of the Shareholders' Representatives shall constitute a decision of all Company Shareholders and shall be final, binding and conclusive upon each such Company Shareholders and Itron may rely upon any written decision, act, consent or instruction of the Shareholders' Representatives as being the decision, act, consent or instruction of the Company Shareholders. Itron is hereby relieved from any liability to any Person for any acts done by them in accordance with such written decision, act, consent or instruction of the Shareholders' Representatives.

    (d)  Preparation of Filings

         (i) Itron and the Company shall cooperate in:

         (A) the preparation of any application and the preparation of any other documents reasonably deemed by Itron or the Company, to be necessary to discharge their respective obligations under the Securities Laws in connection with the Amalgamation and the other transactions contemplated hereby; and

         (B) the taking of all such action as may be required under the YBCA in connection with the transactions contemplated by this Agreement and the Amalgamation Agreement.

         (ii) Each of Itron and the Company shall furnish to the other all such information concerning it and its shareholders as may be required (and, in the case of its shareholders, available to it) for the effectuation of the actions described in Section 6.1(b) and the foregoing provisions of this Section 6.1(d), and each covenants that no information furnished by it (to its knowledge in the case of information concerning its shareholders) in connection with such actions or otherwise in connection with the consummation of the Amalgamation and the other transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished.

         (iii) Itron and the Company shall each promptly notify the other if at any time before or after the Effective Time of the Amalgamation it becomes aware that the Information Statement or any other document described in
Section 6.1(b) contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Information Statement or such application or registration statement. In any such event, Itron and the Company shall cooperate in the preparation of a supplement or amendment to the Information Statement or such other document, as required and as the case may be, and, if required, shall cause the same to be distributed to Company Shareholders and/or filed with the applicable Securities Regulatory Authorities.

         (iv) The Company shall ensure that the Information Statement complies with all applicable Laws and, without limiting the generality of the foregoing, that the Information Statement does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by Itron or any third party that is not an affiliate of the Company). Without limiting the generality of the foregoing, the Company shall ensure that the Information Statement provides the Company Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Meeting and Itron shall provide all information regarding itself necessary to do so.

6.2      ACCESS TO INFORMATION; CONFIDENTIALITY

    (a) Upon reasonable notice, the Company shall afford to the officers, employees, accountants, counsel and other representatives of Itron, reasonable access during normal business hours during the period from the date hereof to the Effective Time of the Amalgamation, to all of its properties, books, contracts, commitments and records. During such period the Company shall furnish promptly to Itron all other information concerning its business, properties and personnel as Itron may reasonably request; provided, however, that notwithstanding the foregoing provisions of this Section 6.2 or any other provision of this Agreement, the Company shall not be required to provide to Itron any information that is subject to a confidentiality agreement and that relates primarily to a party other than the Company. Itron agrees that it will not, and it will cause its respective representatives not to, use any information obtained pursuant to this Section 6.2 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. That certain Mutual Nondisclosure Agreement, dated as of October 4, 1999 by and between the Company (by Subco) and Itron (the "Confidentiality Agreement"), shall apply with respect to information furnished by the Company and its respective representatives thereunder or hereunder and any other activities contemplated thereby. The parties agree that this Agreement and the transactions contemplated hereby shall not constitute a violation of the Confidentiality Agreement and that the provisions hereof shall supersede all provisions of the Confidentiality Agreement in the event of a conflict.

    (b) Neither the Company nor Itron shall issue any statement or communication to the public or press regarding this Agreement or the proposed Amalgamation without the prior written consent and approval of the other party, except as otherwise provided in Section 6.5. If this Agreement is terminated pursuant to Article VIII by either the Company or Itron, the proposed terms of the Amalgamation and all Amalgamation related discussions shall remain confidential and shall not be disclosed to any Person without the consent of the other party except as may be required by law or regulatory authorities.

6.3             COMMERCIALLY REASONABLE EFFORTS; NOTIFICATION

    (a) Upon the terms and subject to the conditions set forth in this Agreement, except to the extent otherwise required by United States and Canadian regulatory considerations and otherwise provided in this Section 6.3, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Amalgamation and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities, and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. In connection with and without limiting the foregoing, each of the Company and Itron and its respective Board of Directors shall (i) take all action reasonably necessary to ensure that no territorial or provincial takeover statute or similar statute or regulation is or becomes applicable to the Amalgamation and (ii) if any territorial or provincial takeover statute or similar statute or regulation becomes applicable to the Amalgamation, take all action reasonably necessary to ensure that the Amalgamation may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Amalgamation.

    (b) The Company shall give prompt notice to Itron, and Itron shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties or covenants or agreements of the parties or the conditions to the obligations of the parties hereunder.

6.4             FEES AND EXPENSES

         Except as provided in Article VIII, all fees and expenses incurred in connection with the Amalgamation, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Amalgamation is consummated.

6.5             PUBLIC ANNOUNCEMENTS

         Itron and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except that each party may respond to questions from shareholders and may respond to inquiries from financial analysts and media representatives in a manner consistent with its past practice and each party may make such disclosure as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange without prior consultation to the extent such consultation is not reasonably practicable. Except to the extent deemed necessary by Itron to comply with applicable Securities Laws and SEC or Nasdaq disclosure requirements, the parties agree that the initial press release or releases to be issued in connection with the execution of this Agreement shall be mutually agreed in writing upon prior to the issuance thereof.

6.6             AGREEMENT TO DEFEND

         In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their commercially reasonable efforts to defend against and respond thereto.

6.7             OTHER ACTIONS

         Except as contemplated by this Agreement, neither Itron nor the Company shall, nor shall Itron permit any of its subsidiaries to, take or agree or commit to take any action that is reasonably likely to result in any of its respective representations or warranties hereunder being untrue in any material respect or in any of the conditions to the Amalgamation set forth in Article VII not being satisfied.

6.8             THE COMBINATION COMPANY AND THE SURVIVING CORPORATION

         Itron shall cause the Combination Company and the Surviving Corporation to approve and adopt, and to perform their respective obligations in accordance with, this Agreement and shall take any and all steps reasonably necessary to cause the Combination Company and the Surviving Corporation to effect the transactions contemplated hereby.

6.9             EMPLOYEE MATTERS

         Each of the Employee Benefit Plans of the Company may be terminated prior to or concurrent with the Effective Time of the Amalgamation, including without limitation, the Company Stock Option Plan; provided, however, that the Company's medical plans that are listed on Section 4.1(o) of the Company Disclosure Schedule shall survive the Effective Time of the Amalgamation and may be terminated upon a date determined by Itron in its sole discretion.

6.10            TAX MATTERS

         (a) The Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns that are required to be filed by or with respect to the Company prior to the Closing Date. If Itron files any Tax Returns for periods ending on or prior to the Closing Date, Jones shall remit (or cause to be remitted) from the Indemnification Escrow any Taxes due with respect to such Tax Returns but only to the extent such Taxes have not been reserved and accounted for in the Final NWCA Determination provided for under Section 3.1(f). Itron shall permit Jones to review and comment on each such Tax Return filed by Itron no later than thirty (30) days prior to the filing of such Tax Return and shall make such revisions to such Tax Returns as are reasonably requested by Jones.

         (b) Itron shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company for all periods that begin before the Closing Date but end on or after the

Closing Date or for which Tax Returns (for all periods that begin before the Closing Date) are not required to be filed prior to the Closing Date. Jones shall remit (or cause to be remitted) from the Indemnification Escrow any Taxes due with respect to such Tax Returns but only to the extent such Taxes have not been reserved and accounted for in the Final NWCA Determination provided for under Section 3.1(f) and only to the extent that such Taxes have accrued prior to the Closing Date. Itron shall permit Jones to review and comment on each such Tax Return no later than thirty (30) days prior to the filing date of such Tax Return and shall make such revisions to such Tax Returns as are reasonably requested by Jones.

         (c) Jones shall cooperate fully, as and to the extent reasonably requested by Itron, in connection with the filing of Tax Returns pursuant to this Section 6.10 and any audit, litigation or other proceeding with respect to Taxes of the Company, and shall make available to Itron and to any Governmental Entity, as reasonably requested in connection with any Tax Return described in
Section 6.10, all information relating to any Taxes or Tax Returns of the Company. Such cooperation shall also include, without limitation, the retention and (upon the other party's reasonable request) the provision of records and information that are reasonably relevant to any such Tax Return, audit, litigation or other proceeding.

6.11            ITRON CONSENTS

         Itron will promptly apply for or otherwise seek, and use reasonable efforts to obtain, all consents and approvals, including that of its lenders, and make all filings required with respect to the Company for the consummation of the Amalgamation. The Company will, at Itron's request, use reasonable efforts to assist Itron in obtaining all such consents and approvals.

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

7.1             CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE AMALGAMATION

         The respective obligation of each party to effect the Amalgamation is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

         (a)    GOVERNMENTAL ENTITY APPROVALS

         All filings required to be made prior to the Effective Time of the Amalgamation with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time of the Amalgamation from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits and authorizations could not reasonably be expected to have a Material Adverse Effect on the Company or Itron (assuming the Amalgamation has taken place) or to prevent the consummation of the Amalgamation.

         (b)    NO INJUNCTIONS OR RESTRAINTS

         No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Amalgamation shall be in effect; provided, however, that the parties hereto shall, subject to Section 6.3, use reasonable efforts to have any such injunction, order, restraint or prohibition vacated.

         (c)    SECURITIES FILINGS

         Itron shall have filed any and all material permits, approvals and consents of securities authorities of any jurisdiction that are necessary so that the consummation of the Amalgamation and the transactions contemplated hereby will be in compliance in all material respects with applicable laws.

         (d)    CONSENT OF ITRON'S LENDER

         Itron shall have either (i) received the consent of its lender under its line of credit to consummate the Amalgamation or (ii) have reasonably determined that its failure to obtain such consent would not have a Material Adverse Effect on Itron.

7.2             CONDITIONS OF ITRON

         The obligation of Itron to consummate the Amalgamation is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

         (a)    SUPPORT AGREEMENTS

         The Company shall have delivered to Itron at the time of execution of this Agreement copies of Support Agreements each in the form attached hereto as Exhibit F (the "Support Agreement") executed by Jones, Gary H. U. Quan, John H.
S. Lam, Robert P. Blanchet, Arthur P. Lo and Per Tveita as to all of the Company Common Shares and convertible securities held by each such person.

         (b)    COMPLIANCE

         The agreements and covenants of the Company to be complied with or performed on or before the Closing Date pursuant to the terms hereof shall have been duly complied with or performed in all material respects and Itron shall have received a certificate dated the Closing Date and executed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

         (c)    CERTIFICATIONS

         The Company shall have furnished Itron with a certified copy of a resolution or resolutions duly adopted by the Board of Directors of the Company as of the execution of this Agreement approving this Agreement and consummation of the Amalgamation and the transactions contemplated hereby. A copy of the Company's Articles of Incorporation, certified by the Registrar of Corporations under the YBCA, and Bylaws, certified by the Secretary of the Company, shall be attached to such certificate.

         (d)    REPRESENTATIONS AND WARRANTIES TRUE

         The representations and warranties of the Company contained in this Agreement (other than any representations and warranties made as of a specific date) shall be true and correct in all material respects (except to the extent the representation or warranty is already qualified by materiality and/or the phrase "Material Adverse Effect," in which case it shall be true and correct in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and Itron shall have received a certificate to that effect dated the Closing Date and executed on behalf of the Company by the chief executive officer or the chief financial officer of the Company.

         (e)    CONSENTS; RELATED MATTERS

         Itron shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents (including those consents and prior written approvals for the assignment of each of the Material Contracts, if required), approvals, authorizations, qualifications and Orders of Governmental Entities and other third parties as are reasonably necessary in connection with the transactions contemplated hereby, have been obtained, except such licenses, permits, consents, approvals, authorizations, qualifications and orders which are not, individually or in the aggregate, material to the Surviving Corporation, or the failure of which to have received would not (as compared to the situation in which such license, permit, consent, approval, authorization, qualification or Order had been obtained) have a Material Adverse Effect on the Surviving Corporation, or Itron, or both after giving effect to the Amalgamation.

         (f)    COMPANY COUNSEL OPINION

         Itron shall have received an opinion dated the Closing Date of counsel to the Company, in form and substance reasonably acceptable to Itron and its counsel, which opinion shall address, amongst such matters as are standard in the case of similar transactions, the compliance by the Company with all applicable corporate and securities laws in connection with the transactions contemplated by this Combination Agreement.

         (g)    NO LITIGATION

         There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (i) challenging or seeking to restrain or prohibit the consummation of the Amalgamation or any of the other transactions contemplated by this Agreement or seeking to obtain from Itron or any of its subsidiaries any damages that are material in relation to Itron and its subsidiaries, taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Surviving Corporation of any material portion of the business or assets of the Company, or any of the other transactions contemplated by this Agreement or (iii) seeking to prohibit the Surviving Corporation from effectively controlling in any material respect the business or operations of the Company.

         (h)    INDEMNIFICATION ESCROW AGREEMENT

         Jones and the Indemnification Escrow Agent shall have executed and delivered the Indemnification Escrow Agreement in substantially the form attached hereto as Exhibit A.

         (i)    ADJUSTMENT ESCROW AGREEMENT

         The Adjustment Escrow Agent shall have executed and delivered the Adjustment Escrow Agreement in substantially the form attached hereto as Exhibit B.

         (j)    TERMINATION OF CERTAIN AGREEMENTS

         Any and all rights of refusal, co-sale rights and registration rights (other than pursuant hereto) for the benefit of the holders of Company Common Shares, or stock purchase rights relating to securities of the Company including all Company Options but not including any outstanding Company Warrants of the Company, all as set forth in the Company Disclosure Schedule, shall have terminated.

         (k) EXERCISE OR TERMINATION OF COMPANY WARRANTS AND STOCK PURCHASE RIGHTS; CONVERSION OF CONVERTIBLE SECURITIES

         Any and all Company Options and stock purchase rights, other than Company Warrants, relating to securities of the Company, and any and all securities and notes convertible at any time into Company Common Shares, vested and unvested, and regardless of restrictions on exercise or conversion, for Company Common Shares shall have been exercised, converted, expired or terminated, as the case may be, immediately prior to the Effective Time of the Amalgamation.

         (l)    NO MATERIAL ADVERSE EFFECT

         There shall not have occurred any change in the business or properties of the Company that would have a Material Adverse Effect on the Company from the date of this Agreement through the Closing Date.

         (m)    DUE DILIGENCE

         The results of Itron's due diligence investigation of the Company, and of the Company Shareholders as it relates to the Company Common Shares, shall be satisfactory in all respects to the Itron and its counsel.

         (n)    LIMITED DISSENT

         Holders of not more than 5% of the issued and outstanding Company Common Shares shall have exercised Dissent Rights and the Company shall have provided to Itron a certificate of the Company certifying on the Effective Date of the Amalgamation the number of Company Common Shares in respect of which the holders thereof have exercised Dissent Rights.

         (o)    NRC LOAN ACKNOWLEDGEMENT

         The National Research Council Canada (the "NRC") shall have executed and delivered to Itron a letter reasonably acceptable to Itron, acknowledging that the Company is not in default, nor will the transactions contemplated by this Combination Agreement constitute a default, under the Industrial Research Assistance Program Repayable Contribution Agreement between the NRC and the Company dated November 6, 2000 or, alternatively, the NRC shall have executed an agreement with the Company reasonably acceptable to Itron, pursuant to which the Company or the Surviving Corporation may prepay in full the loan outstanding.

7.3             CONDITIONS OF THE COMPANY

         The obligation of the Company to consummate the Amalgamation is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

         (a)    COMPLIANCE

         The agreements and covenants of Itron and the Combination Company to be complied with or performed on or before the Closing Date pursuant to the terms hereof shall have been duly complied with or performed in all material respects and the Company shall have received a certificate dated the Closing Date on behalf of Itron and the Combination Company by the chief executive officer and the chief financial officer of Itron and the Combination Company to such effect.

         (b)    CERTIFICATIONS

         Itron shall have furnished the Company with a certified copy of a resolution or resolutions duly adopted by the Board of Directors or a duly authorized committee thereof of Itron and the Combination Company approving this Agreement and consummation of the Amalgamation and the transactions contemplated hereby, including the issuance, listing and delivery of the shares of Itron Common Shares pursuant hereto.

         (c)    REPRESENTATIONS AND WARRANTIES TRUE

         The representations and warranties of Itron and the Combination Company contained in this Agreement (other than any representations and warranties made as of a specific date) shall be true and correct in all material respects (except to the extent the representation or warranty is already qualified by materiality or the phrase "Material Adverse Effect," in which case it shall be true and correct in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except where the failure of such representation or warranty to be true and correct would not, individually or on an aggregate basis, have a Material Adverse Effect on Itron and its subsidiaries, taken as a whole, and the Company shall have received a certificate to that effect dated the Closing Date and executed on behalf of Itron and the Combination Company by the chief executive officer or the chief financial officer of Itron.

         (d)    ITRON COUNSEL OPINION

         The Company and the Shareholders' Representatives shall have received an opinion dated the Closing Date of counsel to Itron and the Combination Company, in form and substance reasonably acceptable to the Company and its counsel.

         (e)    NO LITIGATION

         There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (i) challenging or seeking to restrain or prohibit the consummation of the Amalgamation or any of the other transactions contemplated by this Agreement or seeking to obtain from the Company, the Surviving Corporation or any of their respective subsidiaries any damages that are material in relation to the Company, (ii) seeking to prohibit or limit the ownership or operation by the Surviving Corporation or any of its subsidiaries of any material portion of the business or assets of the Company, or any of the other transactions contemplated by this Agreement or (iii) seeking to prohibit the Surviving Corporation or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company.

         (f)    NO MATERIAL ADVERSE EFFECT

         Since the date of this Agreement for a period through the Closing Date, there shall not have occurred any change in the business or properties of Itron that would have a Material Adverse Effect on Itron.

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

8.1             TERMINATION

         This Agreement may be terminated and the Amalgamation abandoned at any time prior to the Effective Time of the Amalgamation pursuant to the following.

         (a) By mutual written consent of Itron, the Combination Company and the Company.

         (b)    By either Itron or the Company:

                (i) if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an Order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Amalgamation; or

                (ii) if the Amalgamation shall not have been consummated on or before December 31, 2002; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time of the Amalgamation to occur on or before such date.

         (c) by Itron if the Company (x) breaches in any material respect any of its representations or warranties herein such that the condition set forth in
Section 7.2(d) cannot be
satisfied within twenty (20) calendar days following receipt by the Company of notice of breach, or (y) fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement within twenty (20) calendar days following receipt by the Company of notice of breach, if such failures result in or would reasonably be expected to result in a Material Adverse Effect on the Company or the Surviving Company.

         (d) by the Company if Itron (x) breaches in any material respect any of its representations or warranties herein such that the condition set forth in
Section 7.3(c) cannot be satisfied within twenty (20) calendar days following receipt by Itron of notice of breach, or (y) fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement within twenty (20) calendar days following receipt by Itron of notice of breach, if such failures result in or would reasonably be expected to result in a Material Adverse Effect on Itron.

         (e) by the Company to pursue a Superior Proposal (as hereinafter defined), subject to compliance with Section 9.3 and the payment of amounts due under this Article VIII.

         (f) by Itron if: (i) the Board of Directors of the Company shall have failed to recommend or shall have withdrawn or modified or changed in a manner adverse to Itron its approval or recommendation of this Agreement or the Amalgamation; or (ii) the Board of Directors of the Company shall have recommended a Takeover Proposal other than that submitted by Itron; or (iii) the Company fails to comply in any respect with Section 9.2 or 9.3; or (iv) a Takeover Proposal other than that submitted by Itron shall have been announced or otherwise become publicly known and the Board of Directors of the Company shall have failed to reconfirm its approval and recommendation of the Amalgamation, or its recommendation that Company Shareholders vote in favor of the Amalgamation Resolution, within five days of the first announcement or other public knowledge of such alternative Takeover Proposal; or (v) through the fault of the Company (whether by commission or omission), this Amalgamation is not submitted by September 30, 2002 for the approval of the Company Shareholders at the Meeting.

8.2             EFFECT OF TERMINATION

         In the event of termination of this Agreement by either the Company or Itron as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any current or future liability or obligation on the part of Itron or the Company, other than the confidentiality provisions of Sections 6.3, 6.5, 6.6 and the provisions of Article IX. Any termination of this Agreement pursuant to Section 8.1 shall not relieve any party hereto for liabilities related to any breach of any of its representations, warranties, covenants or agreements in this Agreement, which right to recover damages shall be in addition to (and not exclusive of) any other remedy at law or in equity available to any party. Notwithstanding and in addition to the foregoing, if Itron or the Company terminates this Agreement following a breach hereof by the other party, in accordance with Section 8.1(c) or Section 8.1(d), respectively, such breaching party shall reimburse the non-breaching party for all of its reasonable out-of-pocket expenditures incurred in connection with this Agreement.

8.3             AMENDMENT

         This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Amalgamation by the Company Shareholders; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4             EXTENSION; WAIVER

         At any time prior to the Effective Time of the Amalgamation, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or the other acts of the other parties,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso of Section 8.3, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. If, prior to the Closing Date, either party to this Agreement acquires actual knowledge of any specific information inconsistent with the representations and warranties of the other party to this Agreement, such party shall provide such information to the other party; and, if such party nevertheless elects not to terminate this Agreement, then such party shall not be entitled to rely on any representations or warranties which are inconsistent with such information.

8.5             PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER

         A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.3 or an extension or waiver pursuant to
Section 8.4 shall, in order to be effective, require in the case of Itron or the Company, action by its respective Board of Directors or the duly authorized designee of such Board of Directors.

                                   ARTICLE IX
                      NO SOLICITATION; BOARD FIDUCIARY DUTY

9.1      NO SOLICITATION

         Prior to the Effective Time of the Amalgamation, the Company agrees that neither it, nor any of its directors, officers, employees, agents or representatives will (i) solicit or initiate any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or the acquisition of any of the assets or share capital of the Company (a "Takeover Proposal") or (ii) negotiate, explore or otherwise engage in discussion with any Person (other than Itron and its representatives) with respect to any Takeover Proposal, or which may reasonably be expected to lead to a Takeover Proposal, or (iii) enter into any agreement, arrangement or understanding with respect to any such Takeover Proposal or which would require it to abandon, terminate or fail to consummate the Amalgamation or any other transaction contemplated by this Agreement; provided, however, that the Company may, in response to an unsolicited written proposal from a third party regarding a Superior Proposal (as hereinafter defined), furnish information to, negotiate or otherwise engage in discussions with such third party, if the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and based upon advice of outside counsel, that such action is required for the Board of Directors to comply with its fiduciary duties under applicable law. As used herein, a "Superior Proposal" means a bona fide, written and unsolicited proposal or offer made by any Person (or group) (other than Itron or any of its subsidiaries) with respect to a Takeover Proposal on terms which the Board of Directors of the Company determines in good faith, and in the exercise of reasonable judgment, to be more favorable to the Company and its shareholders than the transactions contemplated hereby.

9.2             TERMINATION OF CURRENT DISCUSSIONS

         Except as may be required pursuant to the fiduciary duties of the Company's Board of Directors under applicable law, the Company agrees that, as of the date hereof, it and its directors, officers, employees, agents and representatives, shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person (other than Itron and its representatives) conducted heretofore with respect to any Takeover Proposal. The Company shall ensure that the Company Representatives are aware of the provisions of this Article IX, and it shall be responsible for any breach of this Article IX by any such Company Representative. The Company agrees to promptly advise Itron of any inquiries or proposals received by, any such information requested from, or any negotiations or discussions sought to be initiated or continued with, the Company, or any of its directors, officers, employees, agents or representatives, in each case from a Person (other than Itron and its representatives) with respect to a Takeover Proposal, and the terms thereof, including the identity of such third party and the general terms of any financing arrangement or commitment in connection with such Takeover Proposal, and, to update on an ongoing basis or upon Itron's reasonable request, the status thereof, as well as any actions taken or other developments pursuant to this Article IX.

9.3             NOTICE BY THE COMPANY OF SUPERIOR PROPOSAL DETERMINATION

         (a) Notwithstanding Sections 9.1 and 9.2, the Company may accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of a Superior Proposal if, and only if: (i) the Company has complied with its obligations under Section 9.2; (ii) five (5) calendar days shall have elapsed from the date on which the Company provided notice under Section 9.2;
(iii) the Company's Board of Directors has received written advice from outside counsel that such action is required for the Company's Board of Directors to comply with its fiduciary duties under applicable law, and the Company's Board of Directors has resolved, subject to paragraph (b) of this Section 9.3 to accept, approve or recommend the negotiation of an agreement with respect to such Superior Proposal; and (iv) it has previously or concurrently with the expiration of such five (5) calendar day period will have paid to Itron the reimbursements, if any, payable under Section 8.2 and terminated this Agreement pursuant to Section 8.1(e).

         (b) During such five calendar day period, the Company agrees that Itron shall have the right, but not the obligation, to offer to amend the terms of this Agreement. The Board of Directors of the Company will review any offer by Itron to amend the terms of this Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties, whether Itron's offer upon acceptance by the Company would result in such Superior Proposal ceasing to be a Superior Proposal. If the Board of Directors of the Company so determines, it will enter into an amended agreement with Itron reflecting Itron's amended offer. If the Board of Directors of the Company continues to believe, in good faith and after consultation with financial advisors and outside counsel, that such Superior Proposal remains a Superior Proposal and therefore rejects Itron's amended offer, the Company may terminate this Agreement pursuant to Section 8.1(e); provided, however, that the Company must concurrently pay to Itron the reimbursements, if any, payable to Itron under Section 8.2. The Company acknowledges and agrees that payment of the reimbursements, if any, payable under Section 8.2 is a condition to valid termination of this Agreement under such section and this Section 9.3.

         (c) The Company also acknowledges and agrees that each successive modification of any Superior Proposal shall constitute a new Superior Proposal for purposes of the requirement under clause (b) of this Section 9.3 to initiate an additional five calendar days notice period.

9.4             RECOMMENDATION

         (a) The Company shall perform all obligations required or desirable to be performed by the Company under this Agreement and shall do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, the Company shall, subject to Section 9.3:

                (i) recommend in the Information Statement and at the Meeting that Company Shareholders vote in favor of the Amalgamation Resolution, and all public comment by the Company in relation to the Amalgamation shall be made in accordance with Section 6.6 and shall be consistent with and supportive of such recommendation; the Company shall not act in any way that might reasonably be expected to discourage Company Shareholders from voting in favor of the Amalgamation Resolution or that might encourage the Company Shareholders to vote against the Amalgamation Resolution or to exercise their Dissent Rights;

                (ii) not withdraw the recommendation that Company Shareholders vote in favor of the Amalgamation Resolution or modify or amend, in a manner adverse to Itron, such recommendation;

                (iii) use all reasonable efforts to cause the directors and officers of the Company to: (A) support the Amalgamation; and (B) not dispose of any Company Common Shares held by them before the Amalgamation Resolution has been approved by Company Shareholders or this Agreement is terminated in accordance with its terms, whichever occurs first.

         (b) The Company shall promptly reaffirm its recommendation of the Amalgamation by press release and at Itron's option, by supplementary mailing to Company Shareholders, after:

                (i) any Takeover Proposal (which is determined by the Company under Section 9.3 not to be a Superior Proposal) is publicly announced or made; or

(ii) Itron increases (by written notice to the Company pursuant to Section 9.3), the consideration offered under this Agreement and the Board of Directors of the Company determines, under Section 9.3, to proceed with the amended Itron offer. Any such press release shall be prepared in accordance with Section 6.6.

                                    ARTICLE X
                                 INDEMNIFICATION

10.1            INDEMNIFICATION BY JONES

         Subject to Sections 10.5 and 10.6, Jones shall defend, indemnify, and hold Itron and the Surviving Corporation and their respective directors, officers and other Affiliates harmless from and against, and to reimburse Itron and the Surviving Corporation and their respective directors, officers and other Affiliates with respect to, any and all Losses incurred by them by reason of or arising out of or in connection with: (a) any breach, or any claim (including claims by parties other than Itron) that if true, would constitute a breach of any representation or warranty of the Company contained in this Agreement, and
(b) the failure, partial or total, of the Company to perform any agreement or covenant required by this Agreement to be performed by it. The indemnification obligations of Jones pursuant to clauses (a) and (b) of the foregoing sentence shall apply only to the extent that the aggregate Losses incurred in connection therewith exceed One Hundred Thousand American Dollars (US$100,000); provided, however, that the indemnification obligations of Jones shall not be so limited with respect to any Losses incurred in connection with any breach or any claim that, if true, would constitute a breach of a misrepresentation or warranty set forth in Section 4.1(i), 4.1(x) or 4.1(z).

10.2            INDEMNIFICATION BY ITRON

         Subject to Section 10.5, Itron agrees to defend, indemnify, and hold harmless Jones from and against, and to reimburse Jones with respect to, any and all Losses incurred by Jones by reason of or arising out of or in connection with: (a) any breach, or any claim (including claims by parties other than the Company or Jones) that if true, would constitute a breach of any representation or warranty of Itron contained in this Agreement, and (b) the failure, partial or total, of Itron to perform any agreement or covenant required by this Agreement to be performed by it, but only to the extent that the aggregate Losses incurred in connection therewith exceed One Hundred Thousand American Dollars (US$100,000).

10.3            CLAIMS BETWEEN THE PARTIES

         All claims for indemnification under this Agreement, other than Third Party Claims as described in Section 10.4, shall be resolved in accordance with the following procedures:

         (a)    NOTICE OF CLAIMS

                (i) If an indemnified party reasonably believes that it has incurred or may incur any Losses, it shall deliver a Claim Notice to the indemnifying party with respect to such Losses. The failure to give such notice shall not affect the rights of the indemnified party or parties except to the extent that the indemnifying party is materially prejudiced by such failure.

                (ii) When Losses are actually incurred or paid by an indemnified party or on an indemnified party's behalf or otherwise fixed or determined, the indemnified party shall deliver a notice in writing (a "Payment Certificate") to the indemnifying party for such Losses.

                (iii) If, after receiving a Payment Certificate, the indemnifying party desires to dispute such claim or the amount claimed in the Payment Certificate, it shall deliver to the indemnified party within thirty
(30) days a Counternotice as to such claim or amount. If no such Counternotice is received within the aforementioned thirty (30) day period, the indemnifying party shall be deemed to have accepted liability in respect of the Payment Certificate.

                (iv) The parties will use good faith efforts for a thirty (30) day period in an effort to resolve the issue. If, however, within thirty (30) days after receipt or deemed receipt by the indemnified party of the Counternotice to a Payment Certificate, the parties have not reached agreement as to the claim or amount in question, the claim for indemnification shall be decided in accordance with the provisions of Section 10.3(b), unless otherwise specified in this Agreement.

                (v) With respect to any Losses for which indemnification is being claimed based upon an asserted liability or obligation to a Person or entity not a party to this Agreement, the obligations of the indemnifying party hereunder shall not be reduced as a result of any action by the indemnified party in responding to such claim if such action is reasonably required to minimize damages, avoid a forfeiture or penalty, or comply with a legal requirement.

         (b)    RESOLUTION OF CLAIMS

                (i) All claims for indemnification under this Agreement, other than Third Party Claims as described in Section 10.4, shall be submitted to final and binding arbitration in Spokane, Washington, which arbitration shall, except as specifically stated herein, be conducted in accordance with the CPR Non-Administered Arbitration Rules (the "CPR Rules") then in effect; provided, however, that the parties agree first to try in good faith to resolve any claim for indemnification that does not exceed Two Hundred Fifty Thousand American Dollars (US$250,000) by mediation under the CPR Mediation Procedure for Business Disputes, before resorting to arbitration; provided, further, that, in the event of an arbitration, the arbitration provisions of this Agreement shall govern over any conflicting rules which may now or hereafter be contained in the CPR Rules.

                (ii) The final decision of the arbitrator(s) shall be a reasoned opinion based on applicable law and furnished in writing to the parties and will constitute a conclusive determination of the issue in question, binding upon the parties. The arbitrator(s) shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a claim for indemnification. Any judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction over the subject matter thereof.

                (iii) Any such arbitration shall be conducted before a single arbitrator, who will be compensated for his or her services, as provided below in Section 10.3(b)(v), at a rate to be determined by the parties or pursuant to the CPR Rules, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

                (iv) The parties shall select the arbitrator by mutual agreement promptly following initiation of arbitration in accordance with the CPR Rules; provided, however, that in the event the parties are unable to reach such agreement within twenty (20) days of initiation, the CPR shall have the authority to select an arbitrator from a list of arbitrators who are partners in a nationally recognized firm of independent certified public accountants from the management advisory services department (or comparable department or group) of such firm or who are partners in a major law firm; provided, however, that such accounting firm or law firm cannot be a firm that has within the last three
(3) years rendered, or is then rendering, services to any party hereto or, in the case of a law firm, appeared, or is then appearing, as counsel of record in opposition to any party hereto. Any arbitrator selected to serve shall be qualified by training and experience for the matters for which such arbitrator is designated to serve. If the parties are unable to agree upon one arbitrator, each shall appoint an arbitrator and these appointees shall appoint a third arbitrator, in which case the arbitration determination shall be made by a majority decision of the three selected arbitrators.

                (v) The prevailing party in any arbitration shall be entitled to an award of reasonable attorneys' fees and costs, and all costs of arbitration, including those provided for above, will be paid by the losing party, subject in each case to a determination by the arbitrator as to which party is the prevailing party and the amount of such fees and costs to be allocated to such party. Any amounts payable under this subsection will be reimbursed as if the amount of such awarded fees and costs were not contested, and the parties will have no further liability for any amounts payable under this Section 10.3(b) for such fees and costs.

                (vi) The arbitrator(s) chosen in accordance with these provisions shall not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement or any other documents that are executed in connection therewith.

10.4            THIRD PARTY CLAIMS

         (a) If an indemnified party receives notice of a demand for arbitration, summons or other notice of the commencement of a proceeding, audit, investigation, review, suit or other action by a third party (any such action a "Third Party Claim") for which it intends to seek indemnification hereunder, it shall give the indemnifying party prompt written notice of such claim (together with all copies of the claim, any process served, and all filings with respect thereto), so that the indemnifying party's defense of such claim under this
Section 10.4 may be timely instituted. The indemnifying party under this Article X shall have the right to conduct and control, through counsel (reasonably acceptable to the indemnified party) of its own choosing and at its own cost, any Third Party Claim, compromise, or settlement thereof. Assumption by an indemnifying party of control of any such defense, compromise, or settlement shall not be a waiver by it of its right to challenge its obligation to indemnify the indemnified party. The indemnified party may, at its election, participate in the defense of any such claim, action, or suit through counsel of its choosing, but the fees and expenses of such counsel shall be at the expense of the indemnified party, unless the indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it that are different from or in addition to those available to the indemnifying party (in which case, if the indemnified party notifies the indemnifying party in writing that it elects separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of the indemnified party with respect to such defenses).

         (b) If the indemnifying party fails to defend diligently any Third Party Claim, then the indemnified party may defend, with counsel of its own choosing, and (i) settle such Third Party Claim and then recover from the indemnifying party the amount of such settlement or of any judgment and the reasonable costs and expenses of such defense, or (ii) litigate the Third Party Claim to the completion of trial or arbitration and then promptly recover from the indemnifying party the reasonable costs and expense of such defense and the amount of the judgment, verdict or award, if any, against the indemnified party.

         (c) Notwithstanding Section 10.4(b)(i), the indemnifying party shall not be liable to pay or otherwise satisfy any settlement of a Third Party Claim unless the indemnified party shall have given the indemnifying party written notice of the terms of the proposed settlement at least twenty (20) days prior to entering into such settlement.

         (d) Without the consent of the indemnified party, the indemnifying party shall not compromise or settle any Third Party Claim if such settlement involves an admission of liability or wrongdoing on the party of the indemnified party, or a restriction on the operation of the indemnified party's business in the future or would adversely affect the business reputation or Tax liability of the indemnified party. No Third Party Claim may be settled by an indemnifying party without the written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed. No settlement of a Third Party Claim that involves the payment of money only shall be made by any indemnifying party unless the indemnifying party has and reserves a sufficient amount of immediately available funds to provide for such settlement.

         (e) Itron, Jones, and the Surviving Corporation shall cooperate in all reasonable respects with each other in connection with the defense, negotiation, or settlement of any legal proceeding, claim, or demand referred to in this Section 10.4.

10.5            TIME LIMIT

         The provisions of this Article X (other than the last sentence of Section 10.6(a)) shall apply only to Losses that are incurred or relate to claims, demands, or liabilities that are asserted or threatened before May 15, 2004; provided, however, that: (i) the obligation of either party to indemnify the other and its directors and officers for such claims for which a Claim Notice is given within the time period set forth above shall continue until the final resolution of each such claim; (ii) the limitation set forth in this
Section 10.5 shall not apply to any right to indemnification for a failure to perform any agreement or covenant set forth in this Agreement, which shall survive the Effective Time of the Amalgamation indefinitely; and (iii) the representations set forth in Sections 4.1(i), 4.1(x) and 4.1(z) which shall survive until the expiration of the applicable statute of limitations. Furthermore, the right to indemnification for Taxes under Section 10.1 hereof shall survive until the expiration of the applicable statute of limitation for such Taxes.

10.6            LIMITATIONS

         (a) The aggregate amount for which Jones shall be liable pursuant to this Article X shall not exceed Five Hundred Thousand American Dollars (US$500,000). Except for Losses based upon fraud or knowing misrepresentation, the sole remedy of Itron for breaches of this Agreement shall be claims made in accordance with and subject to the limitations in this Article X.

         (b) The indemnification obligations of Jones under this Article X shall be satisfied by payment to Itron of the obligations by Jones from the Indemnification Escrow.

         (c) Whenever Jones delivers to Itron a certified copy of an unconditional release, reasonably acceptable to Itron as to form and content, addressed to the Company (or addressed to the Surviving Corporation after the Closing Date) and executed by each of TGR Group, LLC, ICH Investments Ltd., Largo Flight Limited, and any related entities who have made any claim upon the Company in relation to or in connection with investment relations or public relations activities contracted for or performed in relation to the Company, then the aggregate amount for which Jones shall be liable pursuant to this
Article X shall not exceed Three Hundred Twenty-Five Thousand American Dollars (US$325,000).

                                   ARTICLE XI
                               GENERAL PROVISIONS

11.1            SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         The representations and warranties made by the parties to this Agreement and contained herein or in any instrument delivered by the Company or Itron pursuant to this Agreement shall survive until May 15, 2004; provided, however, that the warranties contained in Section 4.1(i) shall survive until the relevant expiration of the statute of limitations period and Sections 4.1(a), 4.1(b), 4.1(c)(i), 4.2(a), 4.2(b) and 4.2(c)(i) shall survive indefinitely.

11.2            NOTICES

         All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or sent by overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         if to the Company, to:         eMobile Data Corporation
                                        10711 Cambie Road, Suite 220
                                        Richmond, B.C.  V6X 3G5
                                        Attention:  Marc C. Jones
                                        Telephone:  (604) 279-9956
                                        Facsimile:  (604) 279-9957

         with a copy to:                Devlin Jensen
                                        Barristers and Solicitors
                                        #2550, 555 West Hastings St.
                                        Vancouver, B.C.  V6B 4N5

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

                                        Attention:  Thomas J. Deutsch
                                        Telephone:  (604) 684-2550
                                        Facsimile:  (604) 684-0916

         (b)    if to Itron, to:        Itron, Inc.
                                        2818 North Sullivan Road
                                        Spokane, WA  99216
                                        Attention:  Chief Financial Officer; and
                                        Attention:  General Counsel
                                        Telephone:  (509) 891-3488
                                        Facsimile:  (509) 891-3334

         with a copy to:                Perkins Coie LLP
                                        1201 Third Avenue, Suite 4800
                                        Seattle, WA  98101-3099
                                        Attention:  Andrew Bor
                                        Telephone:  (206) 583-8888
                                        Facsimile:  (206) 583-8500

         (c)    if to Marc Jones, to:   Marc Jones
                                        4790 Nixon Avenue
                                        Delta, B.C.  V4M 1C6
                                        Telephone:  (604) 948-0436
                                        Facsimile:  (604) 948-0436

         with a copy to:                Getz Prince Wells
                                        #1810, 1111 West Georgia St.
                                        Vancouver, B.C.  V6E 4M3
                                        Attention:  Leon Getz, QC
                                        Telephone:  (604) 685-6367
                                        Facsimile:  (604) 685-9798

11.3            INTERPRETATION

         When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

11.4            COUNTERPARTS; FACSIMILE EXECUTION

         This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. In the

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event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the executing party with the same force and effect as if such facsimile signature page were an original thereof.

11.5 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES EXCEPT THE COMPANY SHAREHOLDERS

         This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) are not intended to confer upon any Person other than the parties, the Company Shareholders and the Shareholders' Representatives any rights or remedies hereunder, except as otherwise specified herein. This Agreement may not be amended except by a writing signed by all parties consistent with the requirements of Section 8.3.

11.6            GOVERNING LAW; VENUE

         This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, and venue for any action taken in connection herewith or related hereto shall exclusively reside in the Eastern District of Washington.

11.7            ASSIGNMENT

         Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

11.8            ENFORCEMENT OF THIS AGREEMENT

         The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States, this being in addition to any other remedy to which they are entitled at law or in equity.

11.9            SEVERABILITY

         In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

11.10           TIME OF ESSENCE

         Time shall be of the essence in this Agreement.

11.11           EXHIBITS AND SCHEDULES (AVAILABLE UPON REQUEST)

         The following exhibits and schedules are incorporated and from part of this Agreement:

         Exhibit A             Indemnification Escrow Agreement
         Exhibit B             Adjustment Escrow Agreement
         Exhibit C             Amalgamation Agreement
         Exhibit D             Bylaws of Combination Company
         Exhibit E             Amalgamation Resolution
         Exhibit F             Support Agreement
         Schedule 3.1(f)       Net Working Capital Adjustment Formula

                                 (remainder of page intentionally left blank)

         IN WITNESS WHEREOF, Itron, the Combination Company, the Company and Jones have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                                  ITRON, INC.

                                                  By:    /s/ David G. Remington
                                                         -----------------------
                                                  Name:  David G. Remington
                                                  Title: VP & CFO

                                                  EMD COMBINATION, INC.

                                                  By:    /s/ David G. Remington
                                                         -----------------------
                                                  Name:  David G. Remington
                                                  Title: President and Secretary

                                                  EMOBILE DATA CORPORATION

                                                  By:    /s/ Marc C. G. Jones
                                                         -----------------------
                                                  Name:  Marc C. G. Jones
                                                  Title: President and CEO


                                                  /s/ Marc C. G. Jones
                                                  -----------------------
                                                  MARC JONES